EXHIBIT 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operation
     The following discussion contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of those risks and uncertainties, see the cautionary statements contained in “Item 1A. Risk Factors” of our Original 2008 Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report, except as required by applicable law. Hereinafter, the term “Group 1,” “we,” “us,” “our” and similar terms refer to Group 1 Automotive, Inc. and, unless the context indicates otherwise, our consolidated subsidiaries.
     As discussed in Note 2 to our Consolidated Financial Statements, our financial statements as of December 31, 2008, 2007 and 2006 and the years then ended, included elsewhere in this Current Report on Form 8-K, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1,“Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion.” The financial information contained in the discussion below reflects only the adjustments described in Note 2 to our Consolidated Financial Statements and does not reflect events occurring after February 25, 2009, the date of the filing of our Original 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.
Overview
     We are a leading operator in the $1.0 trillion automotive retail industry. As of December 31, 2008, we owned and operated 127 franchises at 97 dealership locations and 23 collision service centers in the United States and six franchises at three dealerships and two collision centers in the U.K. We market and sell an extensive range of automotive products and services including new and used vehicles and related financing, vehicle maintenance and repair services, replacement parts, and warranty, insurance and extended service contracts. Our operations are primarily located in major metropolitan areas in Alabama, California, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, Oklahoma, South Carolina and Texas in the United States of America and in the towns of Brighton, Hailsham and Worthing in the U.K.
     As of December 31, 2008, our retail network consisted of the following three regions (with the number of dealerships they comprised): (i) the Eastern (40 dealerships in Alabama, Florida, Georgia, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York and South Carolina), (ii) the Central (46 dealerships in Kansas, Oklahoma and Texas), and (iii) the Western (11 dealerships in California). Each region is managed by a regional vice president reporting directly to the Chief Executive Officer and a regional chief financial officer reporting directly to our Chief Financial Officer. In addition, our international operations consist of three dealerships in the U.K. also managed locally with direct reporting responsibilities to our corporate management team.
     During 2008, as throughout our 10-year history, we grew our business primarily through acquisitions. We typically seek to acquire large, profitable, well-established and well-managed dealerships that are leaders in their respective market areas. From January 1, 2004, through December 31, 2008, we have acquired 61 dealership franchises with annual revenues of $2.8 billion, disposed of or terminated 49 dealership franchises with annual revenues of $0.6 billion, and been granted three new dealership franchises by our manufacturers. In 2008 alone, we acquired 3 luxury and 2 domestic franchises with expected annual revenues of $90.2 million. Each acquisition has been accounted for as a purchase and the corresponding results of operations of these dealerships are included in our financial statements from the date of acquisition. In the following discussion and analysis, we report certain performance measures of our newly acquired dealerships separately from those of our existing dealerships.
     Our operating results reflect the combined performance of each of our interrelated business activities, which include the sale of new vehicles, used vehicles, finance and insurance products, and parts, service and collision repair services. Historically, each of these activities has been directly or indirectly impacted by a variety of supply/demand factors, including vehicle inventories, consumer confidence, discretionary spending, availability and affordability of consumer credit, manufacturer incentives, weather patterns, fuel prices and interest rates. For example, during periods of sustained economic downturn or significant supply/demand imbalances, new vehicle sales may be negatively impacted as consumers tend to shift their purchases to used vehicles. Some consumers may even delay their purchasing decisions altogether, electing instead to repair their existing vehicles. In such cases, however, we believe the new vehicle sales impact on our overall business is mitigated by our ability to offer other products and services, such as used vehicles and parts, service and collision repair services.
     We generally experience higher volumes of vehicle sales and service in the second and third calendar quarters of each year. This seasonality is generally attributable to consumer buying trends and the timing of manufacturer new vehicle model introductions. In addition, in some regions of the United States, vehicle purchases decline during the winter months. As a result, our revenues, cash flows and operating income are typically lower in the first and fourth quarters and higher in the second and third quarters. Other factors unrelated to seasonality, such as changes in economic condition and manufacturer incentive programs, may exaggerate seasonal or cause counter-seasonal fluctuations in our revenues and operating income.
     During 2008, the U.S. and global economies suffered from, among other things, a substantial decline in consumer confidence and a tightening of credit availability. As a result, our automotive retail industry was negatively impacted by decreasing customer demand for new and used vehicles, vehicle margin pressures and higher inventory levels. In addition, the economic downturn has adversely impacted the manufacturers that supply our new vehicle inventory and some of our parts inventory, particularly the three domestic manufacturers.
     In response to this economic crisis, we have taken several key steps to appropriately size our business and allow us to manage through this industry downturn, including: wage cuts for our senior management team and Board of Directors, as well as various other levels, alterations to pay plans, headcount reductions and the elimination or minimization of several other variable expenses to align with current and projected operational results.
     For the year ended December 31, 2008, we realized a net loss of $48.0 million, or $2.12 per diluted share, and for the years ended December 31, 2007 and 2006, we realized net income of $63.4 million, or $2.71 per diluted share, and $86.2 million, or $3.53 per diluted share, respectively. The following factors impacted our financial condition and results of operations in 2008, 2007 and 2006:
     Year Ended December 31, 2008:
•	Asset Impairments: In the third quarter of 2008, we determined that the economic conditions and resulting impact on the automotive retail industry, as well as the uncertainty surrounding the going concern of the domestic automobile manufacturers, indicated the potential for an impairment of our goodwill and other indefinite-lived intangible assets. In response to the identification of such triggering events, we performed an interim impairment assessment of our recorded values of goodwill and intangible franchise rights. As a result of such assessment, we determined that the fair values of certain indefinite-lived intangible franchise rights were less than their respective carrying values and recorded a pretax charge of $37.1 million, primarily related to our domestic brand franchises. Further, during the third quarter of 2008, we identified potential impairment indicators relative to certain of our real estate holdings, primarily associated with domestic franchise terminations, and other equipment, after giving consideration to the likelihood that certain facilities would not be sold or used by a prospective buyer as an automobile dealership operation given market conditions. As a result, we performed an impairment assessment of these long-lived assets and determined that the respective carrying values exceeded their estimated fair market values, as determined by third-party appraisals and brokers’ opinions of value. Accordingly, we recognized an $11.0 million pretax asset impairment charge.

During the fourth quarter of 2008, we performed our annual assessment of impairments relative to our goodwill and other indefinite-lived intangible assets, utilizing our valuation model, which consists of a blend between the market and income approaches. As a result, we identified additional impairments of our recorded value of intangible franchise rights, primarily attributable to the continued weakening of the United States economy, higher market risk premiums, the negative impact of the economic recession on the automotive retail industry and the growing uncertainty surrounding the three domestic automobile manufacturers, all of which worsened between the third and fourth quarter assessments. Specifically, with regards to the valuation assumptions utilized in our income approach, we increased our weighted average cost of capital (or “WACC”) from the WACC utilized in our impairment assessment during the third quarter of 2008 and historical levels. In addition, because of the negative selling trends experienced in the fourth quarter of 2008, we revised our 2009 industry sales outlook, or seasonally adjusted annual rate (or “SAAR”), from our previous forecast. Further, with regards to the assumptions within our market approach, we utilized historical market multiples of guideline companies for both revenue and pretax net income. These multiples and the resulting fair value estimates were adversely impacted by the declines in stock values during much of 2008, including the fourth quarter. As a result, we recognized a $114.8 million pretax impairment charge in the fourth quarter of 2008, predominantly related to franchises in our Western Region.
•	Gain on Debt Redemption: In 2008, we redeemed $28.3 million of our 8.25% Senior Subordinated Notes due 2013 (the “8.25% Notes”) and, as a result, recognized a $0.9 million pretax gain. In addition, we redeemed $63.0 million of our 2.25% Convertible Senior Notes (the “2.25% Notes”) and, as a result, recognized a $17.2 million pretax gain and a proportionate reduction in deferred tax assets relative to unamortized costs of the purchased options acquired that were deductible for tax purposes as an original issue discount. No value was attributed to the equity component of the 2.25% Notes at the time of the redemption and, therefore, no adjustment to additional paid-in-capital was recognized.

•	Lease Terminations: Our results for the twelve months ended December 31, 2008 were negatively impacted by a $1.1 million pretax charge, related to the termination of a dealership facility lease in conjunction with the relocation of several of our dealership franchises from one to multiple facilities.

•	Discontinued Operations: During the twelve months ended December 31, 2008 we disposed of certain operations that qualified for discontinued operations accounting treatment. The necessary reclassifications have been made to our 2007 Consolidated Statement of Operations for twelve months ended December 31, 2007, as well as our 2007 Consolidated Statement of Cash Flows for the twelve months ended December 31, 2007, to reflect these operations as discontinued. In addition, we have made reclassifications to the Consolidated Balance Sheet as of December 31, 2007, which was derived from the audited Consolidated Balance Sheet included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (“2007 Form 10-K”), to properly reflect the discontinued operations.
Year Ended December 31, 2007:
•	Asset Impairments: In conjunction with our annual impairment assessment of goodwill and indefinite-lived intangible assets, we determined the carrying value of indefinite-lived intangible franchise rights associated with six of our dealerships to be impaired. Accordingly, we recognized a $9.2 million pretax impairment charge in the fourth quarter of 2007. Further, in conjunction with the sale of real estate associated with one of our dealerships, we recognized a $5.4 million pretax impairment charge. In addition, we recognized a total of $2.2 million in additional pretax impairment charges related to the impairment of fixed assets, primarily associated with sold stores and terminated franchises.

•	Lease Terminations: During the first half of 2007, our results were negatively impacted by $4.3 million of pretax charges as we terminated real estate leases associated with the sale or termination of two of our domestic brand franchises. In addition, during 2007, we successfully completed the conversion of all of our stores to operate on the Dealer Services Group of Automatic Data

Processing Inc. (“ADP”) platform for dealership management services. As a result, we recognized an additional $0.7 million in lease termination costs related to these conversions.
•	Loss on Bond Redemption: During the third quarter 2007, we recognized a $1.6 million pretax charge on the redemption of $36.4 million of our 8.25% Notes.
Year Ended December 31, 2006:
•	Asset Impairments: In conjunction with our annual impairment assessment of goodwill and indefinite-lived intangible assets, we determined the carrying value of indefinite-lived intangible franchise rights associated with two of our domestic franchises to be impaired. Accordingly, we recognized a $1.4 million pretax impairment charge in the fourth quarter of 2006. In addition, during the fourth quarter of 2006, we entered into an agreement to sell one of our Ford dealership franchises and, as a result, identified the carrying value of certain fixed assets associated with the dealership to be impaired. In connection therewith, we recorded a pretax impairment charge of $0.8 million.

•	Hurricanes Katrina and Rita Insurance Settlements and New Orleans Recovery: We settled all building, content and vehicle damage and business interruption insurance claims with our insurance carriers in 2006. As a result, we recognized an additional $6.4 million of business interruption proceeds related to covered payroll and fixed cost expenditures incurred during 2006, as a reduction of selling, general and administrative expenses in the consolidated statements of operations.

•	Lease Terminations: On March 30, 2006, we announced that ADP would become the sole dealership management system provider for our existing stores. We converted a number of our stores from other systems to ADP in 2006 and settled the lease termination agreement with one of our other system providers for all stores converted as of December 31, 2006.

In June 2006, as a result of the significant damage sustained at our Dodge store on the East Bank of New Orleans during Hurricane Katrina, we terminated our franchise with DaimlerChrylser, dealership operations at this store and the associated facilities lease agreement. As a result of the lease termination, we recognized a $4.5 million pretax charge.

•	Dealership Disposals: We disposed of 13 franchises during 2006, resulting in an aggregate pretax gain on sale of $5.8 million.

•	Severance Costs: In conjunction with our management realignment from platform to regional structures, we entered into severance agreements with several employees. In aggregate, these severance costs amounted to $3.5 million in 2006.
     These items, and other variances between the periods presented, are covered in the following discussion.
Key Performance Indicators
     The following table highlights certain of the key performance indicators we use to manage our business:

Consolidated Statistical Data

	For the Year Ended December 31,
	2008	2007	2006
Unit Sales
Retail Sales
New Vehicle	110,705	129,215	126,487
Used Vehicle	61,971	65,138	64,952

Total Retail Sales	172,676	194,353	191,439
Wholesale Sales	36,819	44,289	44,544

Total Vehicle Sales	209,495	238,642	235,983

Gross Margin
New Vehicle Retail Sales	6.3%	6.7%	7.2%
Total Used Vehicle Sales	8.3%	8.8%	9.7%
Parts and Service Sales	53.8%	54.5%	54.1%
Total Gross Margin	16.2%	15.6%	15.8%

SG&A(1) as a % of Gross Profit	80.8%	77.9%	76.4%

Operating Margin	(0.2)%	2.8%	3.4%

Pretax Margin	(1.4)%	1.6%	2.3%

Finance and Insurance Revenues per Retail Unit Sold	$1,080	$1,045	$975

(1)	Selling, general and administrative expenses.
     The following discussion briefly highlights certain of the results and trends occurring within our business. Throughout the following discussion, references are made to same store results and variances, which are discussed in more detail in the “Results of Operations” section that follows.
     During 2008, the retail automotive industry suffered from dramatic shifts in customer vehicle preferences (primarily associated with fuel economy), declining consumer confidence, reduced credit availability and weakening economic conditions. Our new vehicle retail sales and gross margins for 2008, particularly in our truck-heavy brands and our truck dependent markets, were adversely impacted by a shift in consumer demand towards more fuel efficient vehicles during the second and third quarters of 2008, following a spike in gasoline prices. Later in the year, customer preferences trended away from fuel efficient vehicles, following the decline in gasoline prices, and negatively affected our new vehicle sales and margins. Further, the economic uncertainty substantially slowed our new vehicle retail sales in 2008 and, in turn, pressured our new vehicle margins. Our used vehicle results are directly affected by economic conditions, the level of manufacturer incentives on new vehicles, the number and quality of trade-ins and lease turn-ins and the availability of consumer credit. Declining new vehicle markets and manufacturer efforts to stimulate new vehicle sales through incentives created margin pressure in our used vehicle business and contributed to a weaker used vehicle market in 2008 as compared to 2007 and 2006. Further, similar to the new vehicle business, our used vehicle sales and margins were negatively impacted by the two shifts in customer vehicle preferences during 2008, as well as, tighter credit standards (particularly reductions in loan-to-value amounts). Our consolidated parts and service gross margin also felt the impact of more rapid growth in our relatively lower margin collision business and the negative impact of declining new and used vehicle sales, with margins declining 70 basis points in 2008. However, our consolidated finance and insurance revenues per retail unit sold increased in 2008 compared to 2007 and 2006, primarily reflecting improvements in our pricing structure. Our consolidated selling, general and administrative expenses (SG&A) decreased in absolute dollars by 2.6% in 2008 compared to 2007. But, as a percentage of gross profit, SG&A increased 290 basis points to 80.8% in 2008, as a result of the decline in gross profit.

     Our operating margin for 2008 was also negatively impacted by a $163.0 million charge for asset impairments, primarily attributable to identified shortfalls in the fair value of certain long lived asset and intangible franchise rights when compared to the respective capitalized value. As a result, operating margin decreased 300 basis points from 2.8% in 2007 to (0.2)% in 2008. Our pretax margin declined from 1.6% in 2007 to (1.4)% in 2008. In addition to the factors noted above, the 2008 pretax margin was negatively impacted by an increase in other interest expense, primarily attributable to interest incurred on real estate related borrowings, but partially offset by gains recognized on the redemption of our 8.25% Notes and 2.25% Notes.
     We believe that our continued growth depends on, among other things, our ability to achieve optimum performance from our diverse franchise mix, attract and retain high-caliber employees and reinvest as needed to maintain top-quality facilities, while at the same time successfully acquiring and integrating new dealerships. During 2009, we plan to continue our transition to an operating model with greater commonality of key operating processes and systems that support the extension of best practices and the leveraging of scale. In addition, we expect to spend less than $30.0 million to construct new facilities and upgrade or expand existing facilities.
Recent Accounting Pronouncements
     Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, for all of its financial assets and liabilities. The statement does not require new fair value measurements, but emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability and provides guidance on how to measure fair value by providing a fair value hierarchy for classification of financial assets or liabilities based upon measurement inputs. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The adoption of SFAS 157 did not have a material effect on our results of operations or financial position. See Note 16 for the application of SFAS 157 and further details regarding fair value measurement our financial assets and liabilities as of December 31, 2008.
     In November 2007, the FASB deferred for one year the implementation of SFAS No. 157 for non-financial assets and liabilities. In February 2008 the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, (SFAS 157-2), which defers the effective date of SFAS 157, as it related to non-financial assets and non-financial liabilities, to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. We have evaluated our financial statements and have determined the adoption of this pronouncement upon its existing nonfinancial assets, such as goodwill and intangible assets, will not materially impact us as we already utilize an income approach in measuring the fair value of our nonfinancial assets as prescribed by SFAS 157. Upon adoption we anticipate enhancing our current disclosures surrounding our nonfinancial assets and liabilities to meet the requirements of SFAS 157 similarly to those already provided for in our financial assets and liabilities in Note 16. We determined we currently do not hold any non-financial liabilities for which this pronouncement is applicable.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards, which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use a fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. We adopted SFAS 159 effective January 1, 2008, and elected not to measure any of our currently eligible financial assets and liabilities at fair value.
     In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (“SFAS 141 (R)”), which significantly changes the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. The more significant changes in the accounting for acquisitions which could impact us are:

•	certain transactions cost, which are presently treated as cost of the acquisition, will be expensed;

•	restructuring costs associated with a business combination, which are presently capitalized, will be expensed subsequent to the acquisition date;

•	contingencies, including contingent consideration, which are presently accounted for as an adjustment of purchase price, will be recorded at fair value with subsequent adjustments recognized in operations; and

•	valuation allowances on acquired deferred tax assets, which are presently considered to be subsequent changes in consideration and are recorded as decreases in goodwill, will be recognized up front and in operations.
     SFAS 141 (R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 31, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. We have not executed or currently plan to execute any business combinations on or subsequent to December 31, 2008 for the 2009 annual period. We do not anticipate a material impact from this pronouncement on its financial position or results from operations upon adoption.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires disclosures of the objectives of derivative instruments and hedging activities, the method of accounting for such instruments and activities under SFAS No. 133 and its related interpretations, and disclosure of the affects of such instruments and related hedged items on an entity’s financial position, financial performance, and cash flows. The statement encourages but does not require comparative disclosures for earlier periods at initial application. SFAS 161 is effective for financial statements issued for years and interim periods beginning after November 15, 2008, with early application encouraged. We do not believe this statement will have a material financial impact on us but only enhance our current disclosures contained within our consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position SFAS 142-3, “Determination of the Useful Life of Intangible Assets” (“SFAS 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. SFAS 142-3 enhances the guidance over the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“SFAS 141”). SFAS 142-3 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The measurement provision of this standard will apply only to intangible assets acquired after the effective date. We are currently evaluating the impact of this pronouncement on our processes for determining and evaluating the useful life of its intangible assets.
Critical Accounting Policies and Accounting Estimates
     Our consolidated financial statements are impacted by the accounting policies we use and the estimates and assumptions we make during their preparation. The following is a discussion of our critical accounting policies and critical accounting estimates.
Critical Accounting Policies
     We have identified below what we believe to be the most pervasive accounting policies that are of particular importance to the portrayal of our financial position, results of operations and cash flows. See

Note 2 to our Consolidated Financial Statements for further discussion of all our significant accounting policies.
     Discontinued Operations. On June 30, 2008, we sold certain operations constituting our entire dealership holdings in one particular market that qualified for discontinued operations accounting and reporting treatment. We have made certain reclassifications to our 2007 and 2006 Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cash Flows to reflect these operations as discontinued.
     Inventories. We carry our new, used and demonstrator vehicle inventories, as well as our parts and accessories inventories, at the lower of cost or market in our consolidated balance sheets. Vehicle inventory cost consists of the amount paid to acquire the inventory, plus the cost of reconditioning, added equipment and transportation. Additionally, we receive interest assistance from some of our manufacturers. This assistance is accounted for as a vehicle purchase price discount and is reflected as a reduction to the inventory cost on our balance sheets and as a reduction to cost of sales in our statements of operation as the vehicles are sold. As the market value of our inventory typically declines over time, we establish reserves based on our historical loss experience and market trends. These reserves are charged to cost of sales and reduce the carrying value of our inventory on hand. Used vehicles are complex to value as there is no standardized source for determining exact values and each vehicle and each market in which we operate is unique. As a result, the value of each used vehicle taken at trade-in, or purchased at auction, is determined based on industry data, primarily accessed via our used vehicle management software and the industry expertise of the responsible used vehicle manager. Our valuation risk is mitigated, somewhat, by how quickly we turn this inventory. At December 31, 2008, our used vehicle days’ supply was 25 days.
     Goodwill. Goodwill represents the excess, at the date of acquisition, of the purchase price of businesses acquired over the fair value of the net tangible and intangible assets acquired.
     We perform the annual impairment assessment at the end of each calendar year, or more frequently if events or circumstances at a reporting unit occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. Based on the organization and management of our business prior to 2006, each of our groups of dealerships formerly referred to as platforms qualified as reporting units for the purpose of assessing goodwill for impairment. However, with our reorganization into three domestic regions in 2007, and the corresponding changes in our management, operational and reporting structure we determined that goodwill should be evaluated at a regional level.
     Intangible Franchise Rights. Our only significant identifiable intangible assets, other than goodwill, are rights under our franchise agreements with manufacturers. Our dealerships’ franchise agreements are for various terms, ranging from one year to an indefinite period. We expect these franchise agreements to continue indefinitely and, when these agreements do not have indefinite terms, we believe that renewal of these agreements can be obtained without substantial cost. As such, we believe that our franchise agreements will contribute to cash flows for an indefinite period. Therefore, we do not amortize the carrying amount of our franchise rights. Franchise rights acquired in acquisitions prior to July 1, 2001, were not separately recorded, but were recorded and amortized as part of goodwill and remain a part of goodwill at December 31, 2008 and 2007, in the accompanying consolidated balance sheets. Like goodwill, we test our franchise rights for impairment annually, or more frequently if events or circumstances indicate possible impairment, using a fair-value method.
     Retail Finance, Insurance and Vehicle Service Contract Revenues Recognition. We arrange financing for customers through various institutions and receive financing fees based on the difference between the loan rates charged to customers and predetermined financing rates set by the financing institution. In addition, we receive fees from the sale of insurance and vehicle service contracts to customers. Further, through agreements that we have with certain vehicle service contract administrators, we earn volume incentive rebates and interest income on reserves, as well as participate in the underwriting profits of the products.

     We may be charged back for unearned financing, insurance contract or vehicle service contract fees in the event of early termination of the contracts by customers. Revenues from these fees are recorded at the time of the sale of the vehicles and a reserve for future amounts which might be charged back is established based on our historical chargeback results and the termination provisions of the applicable contracts. While our chargeback results vary depending on the type of contract sold, a 10% change in the historical chargeback results used in determining our estimates of future amounts which might be charged back would have changed our reserve at December 31, 2008, by $1.6 million.
Critical Accounting Estimates
     The preparation of our financial statements in conformity with generally accepted accounting principals requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. We analyze our estimates based on our historical experience and various other assumptions that we believe to be reasonable under the circumstances. However, actual results could differ from such estimates. The following is a discussion of our critical accounting estimates.
     Goodwill. To determine the fair value of our reporting units, we use a combination of the discounted cash flow, or income, approach and the market approach. Included in the discounted cash flow are assumptions regarding revenue growth rates, future gross margins, future selling, general and administrative expenses and an estimated weighted average cost of capital. We also must estimate residual values at the end of the forecast period and future capital expenditure requirements. For the market approach, we utilize historical multiples of guideline companies. Each of these assumptions requires us to use our knowledge of (1) our industry, (2) our recent transactions and (3) reasonable performance expectations for our operations. If any one of the above assumptions change, in some cases insignificantly, or fails to materialize, the resulting decline in our estimated fair value could result in a material impairment charge to the goodwill associated with the reporting unit(s).
     Specifically, with regards to the valuation assumptions utilized in our income approach as of December 31, 2008, we determined that, because of the significant uncertainty within the market and the corresponding increase in risk premiums, our weighted average cost of capital (or “WACC”) should be increased from historical levels. In addition, based upon the negative selling trends experienced in the last several months of 2008 and the forecasts from multiple industry experts for 2009, we utilized a seasonally adjusted annual rate (or “SAAR”) of 10.5 million units for our 2009 industry sales outlook that was lower than our previous forecasts. For 2010 and beyond, we used a SAAR trend based upon historical data and previous recession recoveries. Further, with regards to the assumptions within our market approach, we utilized recent market multiples of guideline companies for both revenue and pretax net income.
     At December 31, 2008, 2007 and 2006, the fair value of each of our reporting units exceeded the carrying value of its net assets (step one of the impairment test). As a result, we were not required to conduct the second step of the impairment test. However, if any of our assumptions change, including in some cases insignificantly, or fails to materialize, the resulting decline in the estimated fair market value of goodwill could have resulted in a step two test of goodwill for impairment. For example, if our assumptions regarding the risk-free rate used in its estimated WACC as of December 31, 2008 increased by 100 basis points or the estimated SAAR for 2009 decreased by approximately 5% to all-time record low levels and all other assumptions remained constant, we would have been required to perform a step two impairment test on goodwill for one of our reporting units. However, in both scenarios, the application of step two of the goodwill impairment test would have required the assignment of value to other assets and liabilities, which we believe would have substantially or completely eliminated the shortfall in residual values of the reporting unit, resulting in an insignificant goodwill impairment charge, if any.
     Intangible Franchise Rights. To test the carrying value of each individual franchise right for impairment under EITF D-108, we use a discounted cash flow based approach. Included in this analysis are assumptions, at a dealership level, regarding the cash flows directly attributable to the franchise right, revenue growth rates, future gross margins and future selling, general and administrative expenses. Using an estimated weighted average cost of capital, estimated residual values at the end of the forecast period and future capital expenditure requirements, we calculate the fair value of each dealership’s franchise rights after considering estimated values for tangible assets, working capital and workforce.
     If any one of the above assumptions change or fails to materialize, the resulting decline in our intangible franchise rights’ estimated fair value could result in an additional impairment charge to the intangible franchise right associated with the applicable dealership. For example, if our assumptions regarding risk-free interest rates used in our estimated WACC used in our 2008 impairment analysis increased by 100 basis points, and all other assumptions remain constant, the resulting non-cash franchise rights impairment charge would increase by $7.5 million. Further, an approximate 0.6 million unit decrease in the forecasted SAAR levels for 2009 to all-time record low levels would have resulted in an additional non-cash franchise rights impairment charge of $7.7 million.
     Self-Insured Property and Casualty Reserves. We are self-insured for a portion of the claims related to our property and casualty insurance programs, requiring us to make estimates regarding expected losses to be incurred.
     We engage a third-party actuary to conduct a study of the exposures under the self-insured portion of our worker’s compensation and general liability insurance programs for all open policy years. We update this actuarial study on an annual basis and make the appropriate adjustments to our accrual. Actuarial estimates for the portion of claims not covered by insurance are based on our historical claims experience adjusted for loss trending and loss development factors. Changes in the frequency or severity of claims from historical levels could influence our reserve for claims and our financial position, results of operations and cash flows. A 10% change in the historical loss history used in determining our estimate of future losses would have changed our reserve for these losses at December 31, 2008, by $4.6 million.
     For workers’ compensation and general liability insurance policy years ended prior to October 31, 2005, this component of our insurance program included aggregate retention (stop loss) limits in addition to a per claim deductible limit (the “Stop Loss Plans”). Due to our historical experience in both claims frequency and severity, the likelihood of breaching the aggregate retention limits described above was deemed remote, and as such, we elected not to purchase this stop loss coverage for the policy year beginning November 1, 2005 and for each subsequent year (the “No Stop Loss Plans”). Our exposure per claim under the No Stop Loss Plans is limited to $1.0 million per occurrence, with unlimited exposure on the number of claims up to $1.0 million that we may incur.
     Our maximum potential exposure under all of the Stop Loss Plans originally totaled $42.9 million, before consideration of amounts previously paid or accruals we have recorded related to our loss projections. After consideration of the amounts paid or accrued, our remaining potential loss exposure under the Stop Loss Plans totals $13.6 million at December 31, 2008.
     Fair Value of Financial Assets and Liabilities. We account for our investments in marketable securities and debt instruments under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Instruments (as amended),” which established standards of financial accounting and reporting for investments in equity instruments that have readily determinable fair values and for all investments in debt securities. Accordingly, we designate these investments as available-for-sale, measure them at fair value and classify them as either cash and cash equivalents or other assets in the accompanying consolidated balance sheets based upon maturity terms and certain contractual restrictions. As these investments are fairly liquid we believe our fair value techniques accurately reflect their market values and are subject to changes that are market driven and subject to demand and supply of the financial instrument markets.
     We maintain multiple trust accounts comprised of money market funds with short-term investments in marketable securities, such as U.S. government securities, commercial paper and bankers acceptances, that have maturities of less than three months. The valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets. Also within our trust accounts, we hold investments in debt instruments, such as government obligations and other fixed income securities. The debt securities are measured based upon quoted market prices utilizing public information, independent external valuations from pricing services or third-party advisors.
     As described in Note 14 to the consolidated financial statements, we utilize an interest rate hedging strategy in order to stabilize earnings exposure related to fluctuations in interest rates. We measure our interest rate derivative instruments utilizing an income approach valuation technique, converting future amounts of cash flows to a single present value in order to obtain a transfer exit price within the bid and ask spread that is most representative of the fair value of our derivative instruments. In measuring fair value, we utilize the option-pricing Black-Scholes present value technique for all of our derivative instruments. This option-pricing technique utilizes a LIBOR forward yield curve, obtained from an independent external service provider, matched to the identical maturity term of the instrument being measured. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. We have determined the valuation measurement inputs of these derivative instruments to maximize the use of observable inputs that market participants would use in pricing similar or identical instruments and market data obtained from independent sources, which is readily observable or can be corroborated by observable market data for substantially the full term of the derivative instrument. Further, the valuation measurement inputs minimize the use of unobservable inputs. We validate the outputs of our valuation technique by comparison to valuations from the respective counterparties.
     Fair Value of Assets Acquired and Liabilities Assumed. We estimate the values of assets acquired and liabilities assumed in business combinations, which involves the use of various assumptions. The most significant assumptions, and those requiring the most judgment, involve the estimated fair values of property and equipment and intangible franchise rights, with the remaining attributable to goodwill, if any. We utilize third-party experts to determine the fair values of property and equipment purchased.
     Income Taxes. We have recognized deferred tax assets, net of valuation allowances, that we believe will be realized, based primarily on the assumption of future taxable income. We have $164.0 million of state net operating loss carryforwards as of December 31, 2008 that will expire between 2009 and 2028. To the extent that we have determined that net income attributable to certain states jurisdictions will not be sufficient to realize these net operating losses, we have established a corresponding valuation allowance.
Results of Operations
     The “Same Store” amounts presented below include the results of dealerships for the identical months in each period presented in the comparison, commencing with the first full month in which the dealership was owned by us and, in the case of dispositions, ending with the last full month it was owned by us. Same Store results also include the activities of our corporate headquarters.
     For example, for a dealership acquired in June 2007, the results from this dealership will appear in our Same Store comparison beginning in 2008 for the period July 2008 through December 2008, when comparing to July 2007 through December 2007 results.
     The following table summarizes our combined Same Store results for the twelve months ended December 31, 2008 as compared to 2007 and the twelve months ended December 31, 2007 compared to 2006. Depending on the periods being compared, the stores included in Same Store will vary. For this reason, the 2007 Same Store results that are compared to 2008 differ from those used in the comparison to 2006.

Total Same Store Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Revenues
New vehicle retail	$3,216,281	(16.8)%	$3,865,391	$3,528,161	(2.7)%	$3,624,316
Used vehicle retail	1,025,487	(7.9)%	1,113,970	999,425	(2.1)%	$1,021,194
Used vehicle wholesale	217,496	(28.4)%	303,974	265,643	(14.3)%	$310,115
Parts and Service	700,896	2.1%	686,700	637,671	2.4%	$622,839
Finance, insurance and other	181,624	(9.8)%	201,315	190,429	4.9%	$181,550

Total revenues	5,341,784	(13.4)%	6,171,350	5,621,329	(2.4)%	5,760,014

Cost of Sales
New vehicle retail	3,014,560	(16.4)%	3,606,658	3,293,981	(2.1)%	3,364,777
Used vehicle retail	915,939	(7.0)%	985,216	880,853	(1.1)%	890,340
Used vehicle wholesale	221,434	(27.9)%	307,084	269,244	(13.6)%	311,713
Parts and Service	323,903	3.7%	312,320	291,860	2.5%	284,803

Total cost of sales	4,475,836	(14.1)%	5,211,278	4,735,938	(2.4)%	4,851,633

Gross profit	$865,948	(9.8)%	$960,072	$885,391	(2.5)%	$908,381

Selling, general and administrative expenses	$700,191	(5.2)%	$738,564	$689,071	0.2%	$688,027
Depreciation and amortization expenses	$23,936	21.6%	$19,684	$17,660	6.3%	$16,619
Floorplan interest expense	$44,095	(3.3)%	$45,577	$42,028	(2.3)%	$42,996
Gross Margin
New Vehicle Retail	6.3%		6.7%	6.6%		7.2%
Used Vehicle	8.5%		8.9%	9.1%		9.7%
Parts and Service	53.8%		54.5%	54.2%		54.3%
Total Gross Margin	16.2%		15.6%	15.8%		15.8%
SG&A as a % of Gross Profit	80.9%		76.9%	77.8%		75.7%
Operating Margin	0.4%		3.0%	2.9%		3.5%
Finance and Insurance Revenues per Retail Unit Sold	$1,087	3.5%	$1,050	$1,082	10.4%	$980
     The discussion that follows provides explanation for the variances noted above. In addition, each table presents by primary income statement line item comparative financial and non-financial data of our Same Store locations, those locations acquired or disposed of (“Transactions”) during the periods and the consolidated company for the twelve months ended December 31, 2008, 2007 and 2006.

New Vehicle Retail Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Retail Unit Sales
Same Stores	107,181	(16.1)%	127,725	117,061	(5.1)%	123,407
Transactions	3,524		1,490	12,154		3,080

Total	110,705	(14.3)%	129,215	129,215	2.2%	126,487

Retail Sales Revenues
Same Stores	$3,216,281	(16.8)%	$3,865,391	$3,528,161	(2.7)%	$3,624,316
Transactions	176,607		49,259	386,489		88,950

Total	$3,392,888	(13.3)%	$3,914,650	$3,914,650	5.4%	$3,713,266

Gross Profit
Same Stores	$201,721	(22.0)%	$258,733	$234,180	(9.8)%	$259,539
Transactions	13,035		3,589	28,142		6,805

Total	$214,756	(18.1)%	$262,322	$262,322	(1.5)%	$266,344

Gross Profit per Retail
Unit Sold
Same Stores	$1,882	(7.1)%	$2,026	$2,000	(4.9)%	$2,103
Transactions	$3,698		$2,409	$2,315		$2,209
Total	$1,940	(4.4)%	$2,030	$2,030	(3.6)%	$2,106

Gross Margin
Same Stores	6.3%		6.7%	6.6%		7.2%
Transactions	7.4%		7.3%	7.3%		7.7%
Total	6.3%		6.7%	6.7%		7.2%
     Our Same Store new vehicle revenues declined 16.8% from 2007 to 2008, on a similar percentage decrease in Same Store retail unit sales. Slowing economic conditions and declining consumer confidence impacted overall new vehicle demand in the United States and, on a regional basis, we experienced weakness particularly in the California and Florida markets. Further, during most of 2008, customer preferences shifted away from less fuel-efficient vehicles and as a result, most segments of our new vehicle business were negatively impacted. Our Same Store unit sales in our truck lines decreased 21.1% from 2007 to 2008. Same Store revenues from our truck-heavy domestic franchises were down 30.1% from 2007 to 2008. Our predominantly car franchises were also impacted by the slowing economy in 2008 resulting in an aggregate decrease in unit sales of cars by 11.8% from 2007 levels. Same Store revenues from our import and luxury brands fell 12.8% and 12.6% from 2007 to 2008, on 13.1% and 8.5% less retail units, respectively.
     Same Store new vehicle revenues declined 2.7% from 2006 to 2007, on a 5.1% decrease in Same Store retail unit sales, primarily due to the results experienced within our domestic nameplates. Same Store domestic unit sales decreased 12.7% from 2006 to 2007, while Same Store revenues from our domestic lines were down 10.1% over the same period. Our Same Store revenues from import brands fell 2.9% in 2007 compared to 2006 on 3.4% less units, primarily driven by declining sales in our Western Region. However, our Same Store revenues from luxury franchises increased 5.4% from 1.8% more units, highlighting the importance of a diversified franchise portfolio.

     The following table sets forth our Same Store new vehicle retail sales volume by manufacturer:
     Same Store New Vehicle Unit Sales

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Toyota	38,818	(17.8)%	47,243	44,732	(3.5)%	46,343
Honda	15,473	(3.8)	16,081	13,092	1.2	12,940
Nissan	14,075	(13.2)	16,218	13,612	(4.6)	14,265
Ford	10,560	(29.6)	14,999	15,326	(14.9)	18,000
BMW	8,481	(1.8)	8,640	5,241	12.8	4,645
General Motors	5,175	(25.4)	6,934	7,185	(13.8)	8,333
Chrysler	6,625	(31.0)	9,600	9,873	(6.6)	10,568
Mercedez-Benz	4,261	4.2	4,089	4,089	(1.0)	4,130
Other	3,713	(5.3)	3,921	3,911	(6.5)	4,183

Total	107,181	(16.1)	127,725	117,061	(5.1)	123,407

     The following table sets forth our top 10 Same Store brands, based on retail unit sales volume, and the percentage changes from year to year, which we believe are generally consistent with the overall retail market performance of those brands in the areas where we operate:
Same Store New Vehicle Unit Sales

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Toyota	31,249	(18.0)%	38,089	35,776	(3.2)%	36,954
Nissan	12,884	(13.8)	14,941	12,335	(4.1)	12,859
Honda	12,864	(0.9)	12,983	11,055	2.9	10,740
Ford	9,120	(30.8)	13,171	13,290	(15.9)	15,812
BMW	6,916	(5.5)	7,319	4,907	5.6	4,645
Lexus	5,789	(18.0)	7,063	7,019	4.3	6,728
Dodge	4,174	(25.1)	5,572	5,732	(6.1)	6,102
Mercedez-Benz	3,625	(10.9)	4,069	4,069	(1.1)	4,116
Chevrolet	3,543	(28.9)	4,981	4,981	(15.5)	5,897
Acura	2,609	(15.8)	3,098	2,037	(7.4)	2,200
Other	14,408	(12.4)	16,439	15,860	(8.6)	17,353

Total	107,181	(16.1)	127,725	117,061	(5.1)	123,406

     Same Store sales from all of our major brands experienced year-over-year declines in 2008, with some falling more than others, highlighting the cyclical nature of our business and the need to have a well-balanced portfolio of new vehicle brands of which we sell. The level of retail sales, as well as our own ability to retain or grow market share, during future periods is difficult to predict.
     Our Same Store gross margin on new vehicle retail sales decreased 40 basis points from 2007 to 2008. The sustained slowdown in the national economy and in most of the markets in which we operate continued to depress new retail vehicle sales, increasing overall new vehicle inventory levels and competitive pressure on all of our brands and causing the shrinkage in margins. We experienced a decrease in Same Store new vehicle gross margin in most of our major brands. Further depressing new vehicle margins in 2008 was the shift in customer preference towards more fuel-efficient vehicles during most of the year, which largely affected our truck-dependent domestic brands, as well as the truck lines of our import brands. For the year ended December 31, 2008 compared to 2007, our Same Store gross profit per retail unit (“PRU”) declined 7.1% to $1,882, representing a 13.6% decline in PRU for our domestic nameplates, a 10.0% decrease in PRU for our luxury brands and a 3.6% decline in PRU from our import nameplates.
     Our Same Store gross margin on new vehicle retail sales decreased 60 basis points from 2006 to 2007. We experienced a decrease in Same Store new vehicle gross margin in all three of our brand groups: domestic, import and luxury. For the year ended December 31, 2007 compared to 2006, our Same Store PRU declined 4.9% to $2,000, attributable to a 10.2% decline in PRU from our import nameplates and a 5.4% decrease in PRU from our domestic brands.
     Most manufacturers offer interest assistance to offset floorplan interest charges incurred in connection with inventory purchases. This assistance varies by manufacturer, but generally provides for a defined amount regardless of our actual floorplan interest rate or the length of time for which the inventory is financed. The amount of interest assistance we recognize in a given period is primarily a function of the mix of units being sold, as domestic brands tend to provide more assistance, and the specific terms of the respective manufacturers’ interest assistance programs and wholesale interest rates, the average wholesale price of inventory sold, and our rate of inventory turn. For these reasons, this assistance has ranged from approximately 50% to 103% of our total floorplan interest expense over the past three years. We record these incentives as a reduction of new vehicle cost of sales as the vehicles are sold, which therefore impact the gross profit and gross margin detailed above. The total assistance recognized in cost of goods sold during the years ended December 31, 2008, 2007 and 2006, was $28.3 million, $37.2 million and $36.9 million, respectively.

Used Vehicle Retail Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Retail Unit Sales
Same Stores	59,835	(6.6)%	64,039	58,925	(4.8)%	61,912
Transactions	2,136		1,099	6,213		3,040

Total	61,971	(4.9)%	65,138	65,138	0.3%	64,952

Retail Sales Revenues
Same Stores	$1,025,487	(7.9)%	$1,113,970	$999,425	(2.1)%	$1,021,194
Transactions	65,072		18,443	132,988		47,113

Total	$1,090,559	(3.7)%	$1,132,413	$1,132,413	6.0%	$1,068,307

Gross Profit
Same Stores	$109,548	(14.9)%	$128,754	$118,573	(9.4)%	$130,854
Transactions	5,295		2,480	12,661		6,475

Total	$114,843	(12.5)%	$131,234	$131,234	(4.4)%	$137,329

Gross Profit per Retail
Unit Sold
Same Stores	$1,831	(9.0)%	$2,011	$2,012	(4.8)%	$2,114
Transactions	$2,479		$2,257	$2,038		$2,130
Total	$1,853	(8.0)%	$2,015	$2,015	(4.7)%	$2,114

Gross Margin
Same Stores	10.7%		11.6%	11.9%		12.8%
Transactions	8.1%		13.4%	9.5%		13.7%
Total	10.5%		11.6%	11.6%		12.9%

Used Vehicle Wholesale Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Wholesale Unit Sales
Same Stores	35,607	(18.1)%	43,460	39,529	(7.6)%	42,768
Transactions	1,212		829	4,760		1,776

Total	36,819	(16.9)%	44,289	44,289	(0.6)%	44,544

Wholesale Sales Revenues
Same Stores	$217,496	(28.4)%	$303,974	$265,643	(14.3)%	$310,115
Transactions	15,766		6,199	44,530		12,620

Total	$233,262	(24.8)%	$310,173	$310,173	(3.9)%	$322,735

Gross Profit (Loss)
Same Stores	$(3,938)	(26.6)%	$(3,110)	$(3,601)	(125.3)%	$(1,598)
Transactions	(404)		(485)	6		(823)

Total	$(4,342)	(20.8)%	$(3,595)	$(3,595)	(48.5)%	$(2,421)

Wholesale Profit (Loss) per
Wholesale Unit Sold
Same Stores	$(111)	(54.2)%	$(72)	$(91)	(145.9)%	$(37)
Transactions	$(333)		$(585)	$1		$(463)
Total	$(118)	(45.7)%	$(81)	$(81)	(50.0)%	$(54)

Gross Margin
Same Stores	(1.8)%		(1.0)%	(1.4)%		(0.5)%
Transactions	(2.6)%		(7.8)%	0.0%		(6.5)%
Total	(1.9)%		(1.2)%	(1.2)%		(0.8)%

Total Used Vehicle Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Used Vehicle Unit Sales
Same Stores	95,442	(11.2)%	107,499	98,454	(5.9)%	104,680
Transactions	3,348		1,928	10,973		4,816

Total	98,790	(9.7)%	109,427	109,427	(0.1)%	109,496

Sales Revenues
Same Stores	$1,242,983	(12.3)%	$1,417,944	$1,265,068	(5.0)%	$1,331,309
Transactions	80,838		24,642	177,518		59,733

Total	$1,323,821	(8.2)%	$1,442,586	$1,442,586	3.7%	$1,391,042

Gross Profit
Same Stores	$105,610	(15.9)%	$125,644	$114,972	(11.1)%	$129,256
Transactions	4,891		1,995	12,667		5,652

Total	$110,501	(13.4)%	$127,639	$127,639	(5.4)%	$134,908

Gross Profit per Used
Vehicle Unit Sold
Same Stores	$1,107	(5.3)%	$1,169	$1,168	(5.4)%	$1,235
Transactions	$1,461		$1,035	$1,154		$1,174
Total	$1,119	(4.0)%	$1,166	$1,166	(5.4)%	$1,232

Gross Margin
Same Stores	8.5%		8.9%	9.1%		9.7%
Transactions	6.1%		8.1%	7.1%		9.5%
Total	8.3%		8.8%	8.8%		9.7%
     In addition to factors such as general economic conditions and consumer confidence, our used vehicle business is affected by the number and quality of trade-ins and lease turn-ins, the availability of consumer credit and our ability to effectively manage the level and quality of our overall used vehicle inventory. The same economic and consumer confidence issues that have slowed new vehicle business have also negatively impacted used vehicle sales, as consumers are becoming more cautious with disposable income and debt and are shifting preferences away from trucks and other less fuel-efficient vehicles, which are traditionally more profitable. As a result, our Same Store retail unit sales decreased 6.6% from 2007 to 2008, to 59,835 units and Same Store retail revenues fell 7.9%. Pressure on new vehicle margins translated into pressure on used vehicle margins, as well. In addition, the shift in customer preferences away from trucks has placed added pressure on our retail used vehicle profits. As a result, our Same Store retail used vehicle PRU declined 9.0% from $2,011 in 2007 to $1,831 in 2008, while our Same Store gross margin shrank 90 basis points over the same period.
     Since our new vehicle business is a significant source of inventory supply of our used retail operations, the decline in new vehicle sales that we experienced in 2007 was detrimental to our used vehicle operations. From 2006 to 2007, our Same Store retail unit sales decreased 4.8%, as slowing economic conditions began impacting many of our markets in 2007. Same Store retail sales revenues decreased 2.1% and gross profits decreased 9.4%. Again, the margin pressure felt on the new vehicle side of the business in 2007 negatively impacted our used vehicle profitability. For the year ended December 31, 2007 compared to 2006, Same Store total used vehicle gross profit per unit declined 5.4% from $1,235 in 2006 to $1,168 in 2007, and Same Store gross margin decreased 60 basis points to 9.1% in 2007.

     Our continued focus on used vehicle sales and inventory management processes has intentionally shifted our used vehicle sales mix from the wholesale business to the traditionally more profitable retail sale. Correspondingly, our Same Store wholesale unit sales declined by 18.1% from 2007 to 2008 to 35,607 units, while Same Store wholesale revenues decreased 28.4% to $217.5 million for the same period. For the year ended December 31, 2007, compared to 2006, Same Store wholesale unit sales decreased 7.6% to 39,529 units and Same Store wholesale revenues fell 14.3% to $265.6 million.
     We continue to improve our certified pre-owned (CPO) unit volume. CPO units increased on a Same Store basis to 18,786, or 31.4% of total used vehicle retail units, for the year ended December 31, 2008 as compared to 15,194 units, or 23.7% of total used vehicle retail units, for the year ended December 31, 2007.
     Our days’ supply of used vehicle inventory decreased to 25 days at December 31, 2008 from 35 days at December 31, 2007 and 31 days at December 31, 2006. We continuously work to optimize our used vehicle inventory levels and, as such, will critically evaluate our used vehicle inventory level in the coming months to provide adequate supply and selection. Currently, we are comfortable with our overall used vehicle inventory levels, given the current and projected selling environment. However, we will continue to critically evaluate the inventory mix between cars and trucks in order to maximize operating efficiency.
Parts and Service Data
(dollars in thousands)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Parts and Service Revenues
Same Stores	$700,896	2.1%	$686,700	$637,671	2.4%	$622,839
Transactions	49,927		13,206	62,235		26,939

Total	$750,823	7.3%	$699,906	$699,906	7.7%	$649,778

Gross Profit
Same Stores	$376,993	0.7%	$374,380	$345,811	2.3%	$338,035
Transactions	26,856		7,051	35,620		13,377

Total	$403,849	5.9%	$381,431	$381,431	8.5%	$351,412

Gross Margin
Same Stores	53.8%		54.5%	54.2%		54.3%
Transactions	53.8%		53.4%	57.2%		49.7%
Total	53.8%		54.5%	54.5%		54.1%
     We introduced several initiatives in 2007 and 2008 designed to improve the results of our parts and service business. These initiatives have begun to gain traction and, as a result, our Same Store parts and service revenues increased 2.1% from 2007 to 2008. We realized Same Store revenue improvements in each of our parts and service business segments. Our customer-pay (non-warranty) business increased 2.0%, while our warranty-related parts and service sales increased 1.5%. Revenues from our customer-pay (non-warranty) parts and service business improved as a result of the improvements in both our import and luxury brands of 4.3% and 4.4%, respectively, partially offset by a 4.6% decline in customer-pay parts and service revenues from our domestic brands. Our Same Store warranty-related parts and service revenues improved 5.5% and 0.4% from 2007 to 2008 within our import and luxury brands, respectively. These improvements were partially offset by a decrease of 1.6% in our domestic warranty-related revenues. Further, our Same Store collision revenues increased 4.8% compared to 2007 and our wholesale parts sales increase 1.2%.

     Same Store parts and service gross profits increased 0.7% from 2007 to 2008, reflecting the improvements that we have made to our parts and service business. Same Store parts and service gross margins fell 70 basis points to 53.8% from 2007 to 2008, primarily as a result of the increase in our collision business, which generates relatively lower margins than our customer-pay and warranty business, and the negative impact of declining new and used vehicle sales.
     During 2007, our Same Store parts and service revenues increased 2.4% as compared to 2006, primarily explained by increases in our customer pay (non-warranty) business, as well as increases in our wholesale parts business that were partially offset by declines in our warranty-related sales. Our Same Store customer pay (non-warranty) parts and service revenues increased $14.1 million, or 4.4%, in 2007 as compared to 2006, reflecting the impact of the initial implementation of several key internal initiatives during 2007. Further, the improvements in our customer pay (non-warranty) parts and service business correlate with the brand mix of our new vehicle sales that is heavily weighted towards import and luxury lines, including Toyota, Mercedes-Benz, Lexus and BMW. We experienced a $5.7 million, or 4.6%, decline in our Same Store warranty sales for the year ended December 31, 2007 as compared to 2006. The decline in warranty business was primarily the result of the suspension in late-2006 and 2007 of free service programs offered by some luxury brands and the financial benefit received in 2006 from some specific manufacturer quality issues that were remedied during 2006. Our Same Store wholesale parts sales improved 4.9% from 2006 to 2007, as we continue to expand our wholesale parts operations in Oklahoma.
     Same Store gross profit improved 2.3% for 2007 as compared to 2006, reflecting the impact of key initiatives designed to improve profitability of our parts and service business and, specifically, the increase in our customer pay (non-warranty) business, which was partially offset by a decline in our warranty business. Our Same Store parts and service gross margin declined 10 basis points from 2006 to 2007, primarily as a result of the increase in our lower margin wholesale parts business.

Finance and Insurance Data
(dollars in thousands, except per unit amounts)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Retail New and Used Unit Sales
Same Stores	167,017	(12.9)%	191,764	175,986	(5.0)%	185,319
Transactions	5,659		2,589	18,367		6,120

Total	172,676	(11.2)%	194,353	194,353	1.5%	191,439

Retail Finance Fees
Same Stores	$61,011	(14.7)%	$71,523	$66,315	(0.4)%	$66,581
Transactions	2,847		807	6,015		2,046

Total	$63,858	(11.7)%	$72,330	$72,330	5.4%	$68,627

Vehicle Service Contract Fees
Same Stores	$74,537	(12.4)%	$85,053	$82,086	13.8%	$72,146
Transactions	860		445	3,412		1,861

Total	$75,397	(11.8)%	$85,498	$85,498	15.5%	$74,007

Insurance and Other
Same Stores	$46,076	3.0%	$44,739	$42,028	(1.9)%	$42,824
Transactions	1,224		508	3,219		1,185

Total	$47,300	4.5%	$45,247	$45,247	2.8%	$44,009

Total
Same Stores	$181,624	(9.8)%	$201,315	$190,429	4.9%	$181,550
Transactions	4,931		1,760	12,646		5,093

Total	$186,555	(8.1)%	$203,075	$203,075	8.8%	$186,643

Finance and Insurance Revenues per Unit Sold
Same Stores	$1,087	3.5%	$1,050	$1,082	10.4%	$980
Transactions	$871		$680	$689		$832
Total	$1,080	3.3%	$1,045	$1,045	7.2%	$975
     Our Same Store total finance and insurance revenues decreased 9.8% in 2008 as compared to 2007, which was more than explained by the impact of the decline in retail units. Partially offsetting this decrease, our product penetration rates improved in 2008 from 2007 levels, and our Same Store revenues per unit sold increased 3.5% in 2008 to $1,087 per unit from 2007. Same Store retail finance fees declined 14.7 % in 2008 as compared to 2007, which was also primarily due to the 12.9% decline in Same Store retail unit sales. As a partial offset, penetration rates for our retail finance products improved in 2008 compared to 2007. Our continued efforts to reduce the cost of our vehicle service contract offerings resulted in an increase in income per vehicle service contract sold. These improvements, coupled with increased product penetration rates of our vehicle service contract offerings, partially offset the decline in retail units. As a result, our Same Store revenues from vehicle service contract fees declined 12.4% for 2008 as compared to 2007. Same Store revenues from insurance and other F&I products rose 3.0% in 2008 from 2007 primarily as a result of the improvements that we have made to the cost structure of many of these products, as well as improved product penetration rates.
     In 2007, our Same Store total finance and insurance revenues increased 4.9% as compared to 2006, as a 5.0% decline in Same Store retail unit sales was offset by a 10.4% improvement in total finance and insurance revenues per unit and higher penetration rates. Same Store retail finance fees declined 0.4% in

2007 compared to 2006, primarily as a result of the decline in Same Store retail unit sales between the two years. During 2007, we negotiated and implemented an enhanced pricing structure for our vehicle service contract products with one of our major contract vendors. As a result, we realized a substantial improvement in our 2007 income per contract as compared to 2006, which substantially explained the 13.8% increase in Same Store vehicle service contract fees. Same Store finance and other revenues declined 1.9% in 2007 compared to 2006, primarily reflecting the decline in retail unit sales.
Selling, General and Administrative Data
(dollars in thousands)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Personnel
Same Stores	$411,701	(6.8)%	$441,775	$408,547	(0.1)%	$408,994
Transactions	23,085		8,034	41,262		17,930

Total	$434,786	(3.3)%	$449,809	$449,809	5.4%	$426,924

Advertising
Same Stores	$49,921	(12.1)%	$56,810	$52,517	(15.1)%	$61,844
Transactions	2,197		1,132	5,425		4,226

Total	$52,118	(10.1)%	$57,942	$57,942	(12.3)%	$66,070

Rent and Facility Costs
Same Stores	$88,270	(0.9)%	$89,077	$87,003	2.0%	$85,289
Transactions	3,032		3,546	5,620		6,668

Total	$91,302	(1.4)%	$92,623	$92,623	0.7%	$91,957

Other SG&A
Same Stores	$150,299	(0.4)%	$150,902	$141,004	6.9%	$131,900
Transactions	10,925		7,601	17,499		935

Total	$161,224	1.7%	$158,503	$158,503	19.3%	$132,835

Total SG&A
Same Stores	$700,191	(5.2)%	$738,564	$689,071	0.2%	$688,027
Transactions	39,239		20,313	69,806		29,759

Total	$739,430	(2.6)%	$758,877	$758,877	5.7%	$717,786

Total Gross Profit
Same Stores	$865,948	(9.8)%	$960,072	$885,391	(2.5)%	$908,381
Transactions	49,713		14,395	89,076		30,926

Total	$915,661	(6.0)%	$974,467	$974,467	3.7%	$939,307

SG&A as % of Gross Profit
Same Stores	80.9%		76.9%	77.8%		75.7%
Transactions	78.9%		141.1%	78.4%		96.2%
Total	80.8%		77.9%	77.9%		76.4%

Employees	7,700		8,900	8,900		8,800
     Our selling, general and administrative expenses consist primarily of salaries, commissions and incentive-based compensation, as well as rent, advertising, insurance, benefits, utilities and other fixed expenses. We believe that our personnel and advertising expenses are variable and can be adjusted in response to changing business conditions; however, it may take us several months to adjust our cost structure, or we may elect not to fully adjust a variable component, such as advertising expenses.

     We continue to adjust our spending levels in response to the declining sales environment and slowing economic conditions in many of our markets, focusing on cost efficiencies and flexing certain variable costs. In addition, we are aggressively pursuing opportunities to take advantage of our size and negotiating leverage with our vendors. As a result, we reduced the absolute dollars of Same Store SG&A in 2008 from comparable 2007 levels by 5.2%. However, our Same Store SG&A expenses increased as a percentage of gross profit from 76.9% for 2007 to 80.9% for 2008, reflecting a 9.8% decline in Same Store gross profit.
     In 2008, we continued to make difficult, but necessary, changes to the personnel side of our organization in reaction to the sustained decline in the new and used vehicle sales environment including changes in variable compensation pay plans and personnel reductions. As a result, our Same Store personnel expenses declined by 6.8% in 2008 compared to 2007. Advertising expense is managed locally and will vary period to period based upon current trends, market factors and other circumstances in each individual market. In light of recent operating trends, adjustments have been made to our advertising spending resulting in a decrease in our gross advertising expenses of 12.1% for 2008, partially offset by a 12.2% decrease in the manufacturers’ advertising assistance, which we record as a reduction of advertising expense when earned. Our Same Store rent and facility costs remained relatively flat in 2008 as compared to 2007, as increases resulting from the relocation of facilities, lease renewals and the addition of properties for operational expansion were offset by the impact of our purchase of real estate associated with several dealership locations during the period. Other SG&A consists primarily of insurance, freight, supplies, professional fees, loaner car expenses, vehicle delivery expenses, software licenses and other data processing costs, and miscellaneous other operating costs not related to personnel, advertising, or facilities. Our Same Store Other SG&A decreased 0.4% to $150.3 million in 2008 compared to 2007, as several tactical efforts were initiated in 2008 that were designed to reduce our outside services costs without sacrificing business performance, customer satisfaction and profitability.
     In response to the declining sales environment and slowing economic conditions in many of our markets, we made adjustments to various aspects of our personnel structure in 2007, including changes in our variable compensation pay plans and personnel reductions. The cost savings that resulted from these changes were substantially offset by severance payments made in the year. As a result, our Same Store personnel costs decreased 0.1% in 2007 compared to 2006. We also made adjustments to our advertising spending in 2007 and, as a result, our Same Store advertising expenses declined 15.1% from 2006 levels. Our Same Store rent and facility costs increased $1.7 million, or 2%, from 2006 to 2007. Our Same Store rent expense did not vary significantly from 2006 to 2007, as increases resulting from the relocation of facilities, lease renewals and the addition of properties for operational expansion were offset by the impact of our purchase of real estate associated with several dealership locations during the period. Same Store building insurance costs rose from 2006 to 2007, reflecting higher market rates for insurance following the hurricanes in prior years, as well as significantly higher costs for earthquake coverage for our facilities. Our Same Store Other SG&A increased 6.9% in 2007 as compared to 2006, primarily resulting from outside services utilized to implement several key business strategies, fees for attorney services provided in conjunction with several of our legal matters and non-repeating gains associated with the disposition of two dealership franchises recognized in 2006.
     Dealer Management System Conversion
On March 30, 2006, we announced that the Dealer Services Group of ADP would become the sole dealership management system (“DMS”) provider for our existing stores. We successfully completed the conversion of all of our stores to operate on the ADP platform in 2007 and recognized an additional $0.7 million in lease termination costs related to these conversions. This conversion is another key enabler in supporting efforts to standardize backroom processes and share best practices across all of our dealerships.

Depreciation and Amortization Data
(dollars in thousands)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Same Stores	$23,936	21.6%	$19,684	$17,660	6.3%	$16,619
Transactions	1,716		754	2,778		1,075

Total	$25,652	25.5%	$20,438	$20,438	15.5%	$17,694

     Our Same Store depreciation and amortization expense increased 21.6% and 6.3% in 2008 and 2007, respectively, primarily due to a similar increase in our gross property and equipment holdings, as we have strategically added dealership-related real estate to our long-lived asset portfolio. In addition, we continue to make improvements to certain of our existing facilities that are designed to enhance the profitability of our dealerships and the overall customer experience.
Impairment of Assets
     We perform an annual review of the fair value of our goodwill and indefinite-lived intangible assets. We also perform interim reviews for impairment when evidence exists that the carrying value of such assets may not be recoverable. During the third quarter of 2008, certain triggering events such as the recent economic conditions and the resulting impact on the automotive industry were identified. Accordingly, we performed an interim impairments assessment of the recorded indefinite-lived intangible asset values. As a result of this assessment, we determined that the fair values of certain of our indefinite-lived intangible franchise rights related to seventeen dealerships, primarily domestic franchises, were less than their respective carrying values and recorded an impairment charge. Additionally, during the fourth quarter of 2008, we performed our annual assessment of goodwill and indefinite-lived intangible assets and determined that the fair values of indefinite-lived intangible franchise rights related to seven of our dealerships did not exceed their carrying values and that impairment charges were required. The majority of the charge related to franchises within our Western Region, which continues to suffer the greatest effect of the recent economic downturn. In aggregate, we recorded $151.9 million of pretax impairment charges during 2008 relative to our intangible franchise rights. As a result of our 2007 annual assessment, we determined that the carrying values of indefinite-lived intangible franchise rights related to six of our dealerships were impaired. Accordingly, we recorded a $9.2 million of pretax impairment charge during the fourth quarter of 2007. We did not identify an impairment of our recorded goodwill in 2008 or 2007. As a result, of our 2006 assessment, we determined that the fair value of indefinite-lived intangible franchise rights related to two of our domestic franchises did not exceed their carrying values and impairment charges were required. Accordingly, we recorded $1.4 million of pretax impairment charges during the fourth quarter of 2006.
     For long-lived assets, we review for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. In the third quarter of 2008, we identified triggering events relative to real estate, primarily associated with domestic franchise terminations and other equipment holdings. We reviewed the carrying value of such assets in comparison with the respective estimated fair market values as determined by third party appraisal and brokers’ opinion of value. Accordingly, we recorded an $11.1 million pretax asset impairment charge in the third quarter of 2008. In 2007, in connection with the sale of the real estate associated with one of our dealerships, we recognized a $5.4 million pretax impairment charge. Also, we determined that the fair value of certain fixed assets was less than their respective carrying values and, as a result, pretax impairment charges of $2.2 million were recognized. During the fourth quarter of 2006, we determined that the fair value of the fixed assets related to the disposal of a Ford dealership franchise was less than their carrying value and impairment charges were required. Accordingly, we recognized a pretax impairment charge of $0.8 million in 2006.

Floorplan Interest Expense
(dollars in thousands)

	For The Year Ended December 31,
	2008	% Change	2007	2007	% Change	2006
Same Stores	$44,095	(3.3)%	$45,577	$42,028	(2.3)%	$42,996
Transactions	2,282		1,245	4,794		2,312

Total	$46,377	(1.0)%	$46,822	$46,822	3.3%	$45,308

Memo:
Manufacturer’s assistance	$28,311	(23.8)%	$37,171	$37,171	0.7%	$36,922
     Our floorplan interest expense fluctuates based on changes in borrowings outstanding and interest rates, which are based on 1-month LIBOR (or Prime in some cases) plus a spread. We typically utilize excess cash on hand to pay down our floorplan borrowings, and the resulting interest earned is recognized as an offset to our gross floorplan interest expense. Mitigating the impact of interest rate fluctuations, we employ an interest rate hedging strategy, whereby we swap variable interest rate exposure for a fixed interest rate over the term of the variable interest rate debt. As of December 31, 2008, we had interest rate swaps in place for an aggregate notional amount of $550.0 million that fixed our underlying LIBOR rate at a weighted average rate of 4.7%.
     Our Same Store floorplan interest expense decreased 3.3% for the year ended December 31, 2008, compared to 2007. The decrease for 2008 reflects a 118 basis point decrease in our weighted average floorplan interest rates between the respective periods, including the impact of our interest rate swaps, partially offset by a $124.0 million increase in our weighted average floorplan borrowings outstanding. Similarly, the Same Store floorplan interest expense declined 2.3% in 2007 when compared to 2006. This decrease is attributable to a decrease in our weighted average floorplan interest rates, including the impact of our interest rate swaps, which was partially offset by a $2.4 million increase in our weighted average floorplan borrowings outstanding for 2007.
Other Interest Expense, net
     Other net interest expense, which consists of interest charges on our mortgage facility, our acquisition line and our other long-term debt, partially offset by interest income, increased $6.7 million, or 22.3%, to $36.8 million for the twelve months ended December 31, 2008. This increase is primarily attributable to a $159.7 million increase in our weighted average borrowings from the comparable period in 2007, as we continued the execution of our strategy to own more of the dealership related real estate. Other net interest expense for the twelve months ended December 31, 2008 included $7.9 million of non-cash discount amortization as a result of the implementation of APB 14-1. Weighted average borrowings outstanding under our Mortgage Facility increased $103.7 million from December 31, 2007. Other real estate related borrowings increased $47.0 million from our balance at December 31, 2007. In addition, our weighted average borrowings increased for 2008 as a result of our borrowings under the Acquisition Line of our Revolving Credit Facility, primarily initiated to fund the acquisition of several dealership operations in the fourth quarter of 2007. Partially offsetting the increased interest expense from these borrowings, we redeemed $28.3 million of our 8.25% Notes and $63.0 million of our 2.25% Notes in 2008.
     From 2006 to 2007, other net interest expense increased due to an additional six months of interest on our 2.25% Notes that were issued in June 2006 and interest incurred on 2007 borrowings under our mortgage facility. Other net interest expense for the twelve months ended December 31, 2007 included $7.3 million of non-cash discount amortization as a result of the implementation of APB 14-1. This increase was partially offset by the impact of our redemption of $36.4 million par value of our outstanding 8.25% Notes during the second half of 2007.
Gain/Loss on Redemption of Debt
     For the year ended December 31, 2008, we repurchased $28.3 million par value of our outstanding 8.25% Notes and realized a net gain of approximately $0.9 million. During the fourth quarter of 2008, we also repurchased $63.0 million par value of our outstanding 2.25% Notes and realized a net gain of approximately $17.2 million. In 2007, we repurchased $36.4 million par value of our outstanding 8.25% Notes. As a result, we recognized a $1.6 million pretax charge, consisting of a $0.4 million redemption premium and a $1.2 million non-cash write off of unamortized bond discount and deferred costs.
Provision for Income Taxes
     For the year ended December 31, 2008, we recorded a benefit of $31.2 million in respect of our loss from continuing operations, primarily due to the significant asset impairment charges recorded in 2008. This included a tax provision of $6.5 million relating to the $17.2 million gain recorded for the repurchase of a portion of our 2.25% Notes during the fourth quarter. The 2008 effective tax rate of 40.4% differed from the 2007 effective tax rate of 35.7% primarily due to the mix of our pretax net income (loss) among various taxable state jurisdictions, and the 2007 impact of the benefit received from the tax deductible goodwill related to dealership operations.
     For the year ended December 31, 2007, our provision for income from continuing operations for income taxes decreased $14.2 million from 2006 to $35.9 million, while the effective tax rate decreased 80 basis points to 35.7% in 2007 compared to 36.5% in 2006. The decrease in the effective tax rate was due primarily to the change attributable to the adoption of SFAS 123(R) and the impact of a change in the mix of the our pretax income from taxable state jurisdictions offset in 2007 primarily by the benefit received from tax-deductible goodwill related to dealership dispositions.
     We believe that it is more likely than not that our deferred tax assets, net of valuation allowances provided, will be realized, based primarily on the assumption of future taxable income. We expect our effective tax rate in 2009 will be approximately 38.5% to 39.0%.
Liquidity and Capital Resources
     Our liquidity and capital resources are primarily derived from cash on hand, cash from operations, borrowings under our credit facilities, which provide floorplan, working capital and dealership and real estate acquisition financing, and proceeds from debt and equity offerings. While we cannot guarantee it, based on current facts and circumstances, we believe we have adequate cash flow, coupled with available borrowing capacity, to fund our current operations, capital expenditures and acquisition program for 2009. If economic and business conditions deteriorate further or if our capital expenditures or acquisition plans for 2009 change, we may need to access the private or public capital markets to obtain additional funding.
Sources of Liquidity and Capital Resources
     Cash on Hand. As of December 31, 2008, our total cash on hand was $23.1 million. The balance of cash on hand excludes $44.9 million of immediately available funds used to pay down our Floorplan Line. We use the pay down of our Floorplan Line as our primary vehicle for the short-term investment of excess cash.
     Cash Flows. The following table sets forth selected historical information from our statement of cash flows from continuing operations:

	For The Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net cash provided by operating activities	$183,746	$10,997	$53,067
Net cash used in investing activities	(164,712)	(392,966)	(268,989)
Net cash provided by (used in) financing activities	(12,887)	375,790	217,076
Effect of exchange rate changes on cash	(5,826)	(33)	—

Net increase (decrease) in cash and cash equivalents	$321	$(6,212)	$1,154

     With respect to all new vehicle floorplan borrowings, the manufacturers of the vehicles draft our credit facilities directly with no cash flow to or from us. With respect to borrowings for used vehicle financing, we choose which vehicles to finance and the funds flow directly to us from the lender. All borrowings from, and repayments to, lenders affiliated with our vehicle manufacturers (excluding the cash flows from or to affiliated lenders participating in our syndicated lending group) are presented within cash flows from operating activities on the Consolidated Statements of Cash Flows and all borrowings from, and repayments to, the syndicated lending group under our Revolving Credit Facility (including the cash flows from or to affiliated lenders participating in the facility) are presented within cash flows from financing activities.
•	Operating activities. For the year ended December 31, 2008, we realized $183.7 million in net cash from operating activities, primarily driven by net income, after adding back significant non-cash adjustments related to depreciation and amortization of $25.7 million and asset impairments of $163.0 million. Also contributing to the positive cash flow from operating activities was a net change in our operating assets and liabilities of $70.3 million. Cash flow from operating activities was adjusted for net gains of $18.1 million related to the repurchase of our 8.25% Notes and 2.25% Notes, which is reflected as a financing activity. In addition, cash flow from operating activities was adjusted for an increase in our deferred income tax assets of $28.4 million related primarily to the impairment of our intangible franchise assets.

For the year ended December 31, 2007, we realized $11.0 million in net cash from operating activities, primarily driven by net income, after adding back significant non-cash adjustments related to depreciation and amortization of $20.4 million, deferred income taxes of $13.6 million and asset impairments of $16.8 million. Substantially offsetting the positive cash flow from these operating activities, the net change in our operating assets and liabilities resulted in a cash outflow of $121.8 million, which was principally the result of our decision not to renew the floorplan financing arrangement with DaimlerChrysler in February 2007 and to use $112.1 million of borrowings from our Revolving Credit Facility to close the DaimlerChrysler facility. The result of this decision was a decrease in operating cash flow and increase in financing cash flow for the year ended December 31, 2007.

For the year ended December 31, 2006, we generated $53.1 million in net cash from operating activities, primarily driven by $86.2 million of net income. Non-cash charges, including depreciation and amortization and deferred taxes of $48.5 million, were partially offset by changes in operating assets and liabilities of $82.5 million, primarily due to an increase in inventories and reductions in floorplan notes payable and accounts payable.

•	Investing activities. During 2008, we used $164.7 million in investing activities, primarily as a result of $48.6 million paid for acquisitions, net of cash received, and $142.8 million for the purchase of property and equipment. The $48.6 million used for acquisitions consisted of $16.7 million to purchase the associated dealership real estate, of which $15.0 million was ultimately financed through a loan agreement with BMW, and $9.8 million to pay off the sellers’ floorplan borrowings. The $142.8 million of the property and equipment purchases consisted of $90.0 million for the purchase of land and existing buildings, of which $32.3 million was financed through our Mortgage Facility, and $52.8 million for the construction of new or expanded facilities, imaging projects required by the manufacturer and replacement of dealership equipment.

During 2007, we used $393.0 million in investing activities, primarily as a result of $281.8 million paid for acquisitions, net of cash received, and $146.5 million for the purchase of property and equipment. The $281.8 million used for acquisitions consisted of $75.0 million to purchase the associated dealership real estate, of which $49.7 million was ultimately financed through our Mortgage Facility, and $72.9 million to pay off the sellers’ floorplan borrowings. The $146.5 million of the property and equipment purchases consisted of $76.2 million for the purchase of land and existing buildings, of which $66.6 million was financed through our Mortgage Facility, and $70.3 million for the construction of new or expanded facilities, imaging projects required by the manufacturer and replacement of dealership equipment.

During 2006, we used $269.0 million in investing activities, of which $246.3 million was for acquisitions, net of cash received, and $71.3 million was for purchases of property and equipment. Included in the amount paid for acquisitions was $30.6 million for related real estate and $58.9 million of inventory financing. Approximately $58.9 million of the property and equipment purchases was for the purchase of land, existing buildings and construction of new or expanded facilities. We also received approximately $38.0 million in proceeds from sales of franchises and $13.3 million from the sales of property and equipment.

•	Financing activities. During 2008, we used $12.9 million in financing activities, primarily due to $85.0 million in net repayments under the Acquisition Line of our Revolving Credit Facility, $52.8 million of cash to repurchase $28.3 million par value of our outstanding 8.25% Notes and $63.0 million par value of our outstanding 2.25% Notes, $11.0 million in dividends paid during the year and $7.5 million in principal repayments of long term debt. Partially offsetting this amount are $50.2 million of borrowing of long-term debt related to real estate purchases, $46.7 million of net borrowings under our Mortgage Facility, and $44.0 million in net borrowings under the Floorplan Line of our Revolving Credit Facility. Included in the $44.0 million of net borrowings related to the Floorplan Line of our Revolving Credit Facility is a net cash inflow of $19.7 million due to changes in our floorplan offset account.

During 2007, we obtained $375.8 million from financing activities, consisting of $225.5 million in net borrowings under the Floorplan Line of our Revolving Credit Facility, $135.0 million in net borrowings under the Acquisition Line of our Revolving Credit Facility utilized to fund the dealership acquisitions consummated in the fourth quarter of 2007 and $131.3 million of net borrowings under our Mortgage Facility as we continued to implement our strategy of strategically acquiring the real estate associated with our dealership operations. Included in the $225.5 million of net borrowings related to the Floorplan Line of our Revolving Credit Facility is a net cash inflow of $49.9 million due to changes in our floorplan offset account. Partially offsetting this positive cash flow, we used $63.0 million of cash to repurchase outstanding common stock and $36.9 million of cash to repurchase $36.4 million par value of our outstanding 8.25% Notes.

During 2006, we obtained $217.1 million from financing activities, primarily from $287.5 million of net proceeds from the issuance of the 2.25% Notes, $80.6 million of proceeds from the sale of the warrants, $29.5 million in net borrowings under the Floorplan Line of our Revolving Credit Facility and $23.7 million of proceeds from the issuance of common stock to benefit plans. Offsetting these receipts was $116.3 million used to purchase the calls on our common stock and $55.0 million used to repurchase outstanding common stock. Included in the $29.5 million of net borrowings related to the Floorplan Line of our Revolving Credit Facility is a net cash outflow of $66.8 million due to changes in our floorplan offset account.

Working Capital. At December 31, 2008, we had working capital of $92.1 million. Changes in our working capital are driven primarily by changes in floorplan notes payable outstanding. Borrowings on our new vehicle floorplan notes payable, subject to agreed upon pay off terms, are equal to 100% of the factory invoice of the vehicles. Borrowings on our used vehicle floorplan notes payable, subject to agreed upon pay off terms, are limited to 70% of the aggregate book value of our used vehicle inventory. At times, we have made payments on our floorplan notes payable using excess cash flow from operations and the proceeds of debt and equity offerings. As needed, we re-borrow the amounts later, up to the limits on the floorplan notes payable discussed below, for working capital, acquisitions, capital expenditures or general corporate purposes.
Credit Facilities. Our various credit facilities are used to finance the purchase of inventory and real estate, provide acquisition funding and provide working capital for general corporate purposes. Our three facilities currently provide us with a total of $1.3 billion of borrowing capacity for inventory floorplan financing, $235.0 million for real estate purchases, and an additional $350.0 million for acquisitions, capital expenditures and/or other general corporate purposes.
•	Revolving Credit Facility. In March 2007, we amended our Revolving Credit Facility, expanding it by $400.0 million to a total of $1.35 billion, in order to increase our inventory borrowing capacity and reduce our overall cost of capital. The facility, which is now comprised of 22 major financial institutions, including three manufacturer-affiliated finance companies (Toyota, Nissan and BMW), matures in March 2012. We can expand the Revolving Credit Facility to its maximum commitment of $1.85 billion, subject to participating lender approval. This Revolving Credit Facility consists of two tranches: (1) $1.0 billion for floorplan financing, which we refer to as the Floorplan Line, and (2) $350.0 million for acquisitions, capital expenditures and general corporate purposes, including the issuance of letters of credit. We refer to this tranche as the Acquisition Line. The Floorplan Line bears interest at rates equal to 1-month LIBOR plus 87.5 basis points for new vehicle inventory and LIBOR plus 97.5 basis points for used vehicle inventory. The Acquisition Line bears interest at LIBOR plus a margin that ranges from 150.0 to 225.0 basis points, depending on our leverage ratio. Up to half of the Acquisition Line can be borrowed in either Euros or Pound Sterling. The capacity under the Acquisition Line can be redesignated to the Floorplan Line within the overall $1.35 billion commitment. As of December 31, 2008, we redistributed $250.0 million of borrowing capacity from the Acquisition Line to the Floorplan Line.

Our Revolving Credit Facility contains various covenants including financial ratios, such as fixed-charge coverage and leverage and current ratios, and a minimum equity requirement, among others, as well as additional maintenance requirements. Effective January 17, 2008, we amended the Revolving Credit Facility to, among other things, increase the limit on both our senior secured leverage ratio and our total leverage ratio, as well as to add a borrowing base calculation that governs the amounts of borrowings available under the Acquisition Line. As of December 31, 2008, we were in compliance with these covenants, including:

	As of December 31, 2008
	Required	Actual
Senior secured leverage ratio	< 2.75	1.49
Total leverage ratio	< 4.50	3.46
Fixed charge coverage ratio	> 1.25	1.59
Current Ratio	> 1.15	1.18
In January 2009, we amended the Revolving Credit Facility to, among other things, exclude the impact of APB 14-1 from all covenant calculations.
Based upon our current operating and financial projections, we believe that we will remain compliant with such covenants in the future. Additionally, under the terms of our Revolving Credit Facility, we are limited in our ability to make cash dividend payments to our stockholders and to repurchase shares of our outstanding stock. The amount available for cash dividends and share repurchases will increase in future periods by 50% of our cumulative net income (as defined in terms of the Revolving Credit Facility), the net proceeds from stock option exercises and certain other items, and decrease by subsequent payments for cash dividends and share repurchases. Amounts borrowed under the Floorplan Line of our Revolving Credit Facility must be repaid upon the sale of the specific vehicle financed, and in no case may a borrowing for a vehicle remain outstanding greater than one year.

•	Ford Motor Credit Facility. The FMCC Facility provides financing for our entire Ford, Lincoln and Mercury new vehicle inventory. The FMCC Facility, which matures in December 2009, provides for up to $300.0 million of financing for inventory at an interest rate equal to Prime plus 150 basis points minus certain incentives. However, the Prime rate is defined to be a minimum of 4.0%. We expect the net cost of our borrowings under the FMCC Facility, after all incentives, to approximate the cost of borrowing under the Floorplan Line of our Revolving Credit Facility.

•	Real Estate Credit Facility. In March 2007, we completed an initial $75.0 million, five-year real estate credit facility with Bank of America, N.A. In April 2007, we amended this facility expanding its maximum commitment to $235.0 million and syndicating the facility with nine financial institutions. We refer to this facility as the Mortgage Facility. The Mortgage Facility will be used for acquisitions of real estate and vehicle dealerships. Borrowings under the Mortgage Facility consist of individual term loans, each in a minimum amount of $0.5 million, secured by a parcel or property. Borrowings under the facility totaled $178.0 million at December 31, 2008. The facility matures in March 2012. At our option, any loan under the Mortgage Facility will bear interest at a rate equal to (i) one month LIBOR plus 1.05% or (ii) the Base Rate plus 0.50%. Quarterly principal payments are required of each loan outstanding under the facility at an amount equal to one eightieth of the original principal amount. As of December 31, 2008, borrowings under the facility totaled $178.0 million, with $9.4 million recorded as a current maturity of long-term debt in the accompanying consolidated balance sheet. In January 2008, we purchased the real estate associated with four of our existing dealership operations, financing the majority of the transactions through Mortgage Facility borrowings of $43.3 million.

The Mortgage Facility contains certain covenants, including financial ratios that must be complied with: fixed charge coverage ratio; senior secured leverage ratio; dispositions of financed properties; ownership of equity interests in a lessor subsidiary; and occupancy or sublease of any financed property. Effective as of January 16, 2008, we amended our Real Estate Credit Facility to increase the senior secured leverage ratio. As of December 31, 2008, we were in compliance with all such covenants. Based upon our current operating and financial projections, we believe that we will remain compliant with such covenants in the future.

•	DaimlerChrysler Facility. On February 28, 2007, the DaimlerChrysler Facility matured. The facility provided for up to $300.0 million of financing for our entire Chrysler, Dodge, Jeep and Mercedes-Benz new vehicle inventory. We elected not to renew the DaimlerChrysler Facility and used available funds from our Floorplan Line to pay off the outstanding balance on the maturity date. We continue to use the Floorplan Line to finance our Chrysler, Dodge, Jeep and Mercedes-Benz new vehicle inventory.
     The following table summarizes the current position of our credit facilities as of December 31, 2008:

	Total
Credit Facility	Commitment	Outstanding	Available
	(In thousands)
Floorplan Line (1)	$1,000,000	$693,692	$306,308
Acquisition Line (2)	350,000	67,275	106,024

Total Revolving Credit Facility	1,350,000	760,967	412,332
FMCC Facility	300,000	88,656	211,344
Mortgage Facility	235,000	177,998	57,002

Total Credit Facilities (3)	$1,885,000	$1,027,621	$680,678

(1)	The available balance at December 31, 2008, includes $44.9 million of immediately available funds.

(2)	The outstanding balance at December 31, 2008 includes $50.0 million associated with acquistions during the year and $17.3 million of letters of credit outstanding. The total amount available is restricted to a borrowing base calculation within the debt covenants of the Revolving Credit Facility.

(3)	Outstanding balance excludes $39.9 million of borrowings with manufacturer-affiliates for foreign and rental vehicle financing not associated with any of the Company’s credit facilities.
     For a more detailed discussion of our credit facilities existing as of December 31, 2008, please see Note 14 to our consolidated financial statements.
     2.25% Notes. On June 26, 2006, we issued $287.5 million aggregate principal amount of the 2.25% Notes at par in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933. The 2.25% Notes bear interest at a rate of 2.25% per year until June 15, 2016, and at a rate of 2.00% per year thereafter. Interest on the 2.25% Notes is payable semiannually in arrears in cash on June 15th and December 15th of each year. The 2.25% Notes mature on June 15, 2036, unless earlier converted, redeemed or repurchased.
     We may not redeem the 2.25% Notes before June 20, 2011. On or after that date, but prior to June 15, 2016, we may redeem all or part of the 2.25% Notes if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. On or after June 15, 2016, we may redeem all or part of the 2.25% Notes at any time. Any redemption of the 2.25% Notes will be for cash at 100% of the principal amount of the 2.25% Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the 2.25% Notes may require us to repurchase all or a portion of the 2.25% Notes on each of June 15, 2016, and June 15, 2026. In addition, if we experience specified types of fundamental changes, holders of the 2.25% Notes may require us to repurchase the 2.25% Notes. Any repurchase of the 2.25% Notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 2.25% Notes to be repurchased plus any accrued and unpaid interest to, but excluding, the purchase date.
     The holders of the 2.25% Notes who convert their notes in connection with a change in control, or in the event that the our common stock ceases to be listed, as defined in the Indenture for the 2.25% Notes (the “Indenture”), may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, if one of these events were to occur, the holders of the 2.25% Notes may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 2.25% Notes, plus accrued and unpaid interest, if any.
     The 2.25% Notes are convertible into cash and, if applicable, common stock based on an initial conversion rate of 16.8267 shares of common stock per $1,000 principal amount of the 2.25% Notes (which is equal to an initial conversion price of approximately $59.43 per common share) subject to adjustment, under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) beginning after September 30, 2006, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or more than 130% of the applicable conversion price per share (such threshold closing price initially being $77.259); (2) during the five business day period after any ten consecutive trading day period in which the trading price per 2.25% Note for each day of the ten day trading period was less than 98% of the product of the closing sale price of our common stock and the conversion rate of the 2.25% Notes; (3) upon the occurrence of specified corporate transactions set forth in the Indenture; and (4) if we call the 2.25% Notes for redemption. Upon conversion, a holder will receive an amount in cash and common shares of our common stock, determined in the manner set forth in the Indenture. Upon any conversion of the 2.25% Notes, we will deliver to converting holders a settlement amount comprised of cash and, if applicable, shares of our common stock, based on a conversion value determined by multiplying the then applicable conversion rate by a volume weighted price of our common stock on each trading day in a specified 25 trading day observation period. In general, as described more fully in the Indenture, converting holders will receive, in respect of each $1,000 principal amount of notes being converted, the conversion value in cash up to $1,000 and the excess, if any, of the conversion value over $1,000 in shares of our common stock.
     The net proceeds from the issuance of the 2.25% Notes were used to repay borrowings under the Floorplan Line of our Credit Facility; to repurchase 933,800 shares of our common stock for approximately $50 million; and to pay the $35.7 million net cost of the purchased options and warrant transactions described below in Uses of Liquidity and Capital Resources. Debt issue costs totaled approximately $6.7 million and are being amortized over a period of ten years (the point at which the holders can first require us to redeem the 2.25% Notes).
     The 2.25% Notes rank equal in right of payment to all of our other existing and future senior indebtedness. The 2.25% Notes are not guaranteed by any of our subsidiaries and, accordingly, are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. For a more detailed discussion of these notes please see Note 9 to our consolidated financial statements.
     8.25% Notes. During August 2003, we issued the 8.25% Notes with a face amount of $150.0 million. The 8.25% Notes pay interest semi-annually on February 15 and August 15 each year, beginning February 15, 2004. Including the effects of discount and issue cost amortization, the effective interest rate is approximately 8.9%. The 8.25% Notes have the following redemption provisions:
•	We were allowed to, prior to August 15, 2008, redeem all or a portion of the 8.25% Notes at a redemption price equal to the principal amount plus a make-whole premium to be determined, plus accrued interest.

•	We are allowed to, during the twelve-month periods beginning August 15, 2008, 2009, 2010 and 2011, and thereafter, redeem all or a portion of the 8.25% Notes at redemption prices of 104.125%, 102.750%, 101.375% and 100.000%, respectively, of the principal amount plus accrued interest.
     The 8.25% Notes are subject to various financial and other covenants, including restrictions on paying cash dividends and repurchasing shares of our common stock. As of December 31, 2008, we were in compliance with these covenants but were prohibited from future dividends or share repurchases, before consideration of additional amounts that may become available in the future based on a percentage of net income and future equity issuances.
     Other Real Estate Related Debt. In March 2008, we executed a series of four note agreements with a third-party financial institution for an aggregate principal of $18.6 million (the “March 2008 Real Estate Notes”), of which one matures in May 2010, and the remaining three mature in June 2010. The March 2008 Real Estate Notes pay interest monthly at various rates ranging from approximately 5.2 to 7.0%. The proceeds from the March 2008 Real Estate Notes were utilized to facilitate the acquisition of a dealership-

related building and the associated land. The cumulative outstanding balance of these notes totaled $18.1 million as of December 31, 2008.
     In June 2008, we executed a bridge loan agreement with a third-party financial institution for an aggregate principal of approximately $15.0 million (the “June 2008 Real Estate Note”) that was scheduled to mature in September 2008. The June 2008 Real Estate Note accrued interest monthly at an annual rate equal to LIBOR plus 1.5%. The proceeds from the June 2008 Real Estate Note were utilized to facilitate the acquisition of a dealership-related building and the associated land. In July 2008, we renegotiated the terms of the June 2008 Real Estate Note to extend the maturity date to July 2010 and amend the annual interest rate to LIBOR plus 1.65%. The outstanding balance of this note as of December 31, 2008 was $14.5 million.
     In October 2008, we executed a note agreement with a third-party financial institution for an aggregate principal of £10.0 million (the “Foreign Note”), which is secured by our foreign subsidiary properties. The Foreign Note is to be repaid in monthly installments beginning in March 2010 and matures in August 2018. Interest is payable on the outstanding balance at an annual rate of 1.0% plus the higher of the three-month Sterling BAA LIBOR rate or 3.0% per year.
Uses of Liquidity and Capital Resources
     Redemption of 8.25% Notes and 2.25% Notes. During 2008, we repurchased approximately $28.3 million par value of our outstanding 8.25% Notes and $63.0 million par value of our outstanding 2.25% Notes. Total cash used in completing these redemptions, excluding accrued interest of $0.8 million, was $53.6 million. During 2007, we repurchased approximately $36.4 million par value of our outstanding 8.25% Notes. Total cash used in completing the redemption, excluding accrued interest of $0.4 million, was $36.9 million.
     Capital Expenditures. Our capital expenditures include expenditures to extend the useful life of current facilities and expenditures to start or expand operations. Historically, our annual capital expenditures, exclusive of new or expanded operations, have approximately equaled our annual depreciation charge. In general, expenditures relating to the construction or expansion of dealership facilities are driven by new franchises being granted to us by a manufacturer, significant growth in sales at an existing facility, dealership acquisition activity, or manufacturer imaging programs. Due to the current and near-term projected economical conditions, we have substantially reduced our capital expenditure forecast for 2009 to be less than $30.0 million, generally funded from excess cash, primarily to maintain existing facilities or complete projects initiated in 2008.
     Acquisitions. In 2008, we completed acquisitions of 3 luxury and 2 domestic dealership franchises with expected annual revenues of approximately $90.2 million. These franchises were located in California, Maryland and Texas. Total cash consideration paid, net of cash received, of $48.6 million, included $16.7 million for related real estate and the incurrence of $9.8 million of inventory financing.
     In 2007, we completed acquisitions of 14 franchises with expected annual revenues of approximately $702.4 million. These franchises were located in California, Georgia, Kansas, New York, South Carolina and the U.K. Total cash consideration paid, net of cash received, of $281.8 million, included $75.0 million for related real estate and the incurrence of $72.9 million of inventory financing.
     During 2006, we completed acquisitions of 13 franchises with expected annual revenues of approximately $725.5 million. These franchises were located in Alabama, California, Mississippi, New Hampshire, New Jersey and Oklahoma. Total cash consideration paid, net of cash received, of $246.3 million, included $30.6 million for related real estate and the incurrence of $58.9 million of inventory financing.
     We purchase businesses based on expected return on investment. In general, the purchase price, excluding real estate and floorplan liabilities, is approximately 20% to 25% of the annual revenue. Cash needed to complete our acquisitions comes from excess working capital, operating cash flows of our dealerships, and borrowings under our floorplan facilities and our Acquisition Line. Due to the current economic environment, we do not anticipate completing any dealership acquisitions in 2009.

     Purchase of Convertible Note Hedge. In connection with the issuance of the 2.25% Notes in 2006, we purchased ten-year call options on our common stock (the “Purchased Options”). Under the terms of the Purchased Options, which become exercisable upon conversion of the 2.25% Notes, we have the right to purchase a total of approximately 4.8 million shares of our common stock at a purchase price of $59.43 per share. The total cost of the Purchased Options was $116.3 million. The cost of the Purchased Options results in future income-tax deductions that we expect will total approximately $43.6 million.
     In addition to the purchase of the Purchased Options, we sold warrants in separate transactions (the “Warrants”). These Warrants have a ten-year term and enable the holders to acquire shares of our common stock from us. The Warrants are exercisable for a maximum of 4.8 million shares of our common stock at an exercise price of $80.31 per share, subject to adjustment for quarterly dividends in excess of $0.14 per quarter, liquidation, bankruptcy, or a change in control of our company and other conditions. Subject to these adjustments, the maximum amount of shares of our common stock that could be required to be issued under the warrants is 9.7 million shares. The proceeds from the sale of the Warrants were $80.6 million.
     The Purchased Option and Warrant transactions were designed to increase the conversion price per share of our common stock from $59.43 to $80.31 (a 50% premium to the closing price of our common stock on the date that the 2.25% Notes were priced to investors) and, therefore, mitigate the potential dilution of our common stock upon conversion of the 2.25% Notes, if any.
     No shares of our common stock have been issued or received under the Purchased Options or the Warrants. Since the price of our common stock was less than $59.43 at December 31, 2008, the intrinsic value of both the Purchased Options and the Warrants, as expressed in shares of our common stock, was zero. Changes in the price of our common stock will impact the share settlement of the 2.25% Notes, the Purchased Options and the Warrants as illustrated below (shares in thousands):

	Net Shares Issuable	Share Entitlement	Shares		Potential
Company	Under the 2.25%	Under the Purchased	Issuable Under	Net Shares	EPS
Stock Price	Notes	Options	the Warrants	Issuable	Dilution
(In thousands)
$57.00	—	—	—	—	—
$59.50	6	(6)	—	—	6
$62.00	201	(201)	—	—	201
$64.50	380	(380)	—	—	380
$67.00	547	(547)	—	—	547
$69.50	701	(701)	—	—	701
$72.00	845	(845)	—	—	845
$74.50	979	(979)	—	—	979
$77.00	1,104	(1,104)	—	—	1,104
$79.50	1,221	(1,221)	—	—	1,221
$82.00	1,332	(1,332)	100	100	1,432
$84.50	1,435	(1,435)	240	240	1,675
$87.00	1,533	(1,533)	372	372	1,905
$89.50	1,625	(1,625)	497	497	2,122
$92.00	1,713	(1,713)	615	615	2,328
$94.50	1,795	(1,795)	726	726	2,521
$97.00	1,874	(1,874)	832	832	2,706
$99.50	1,948	(1,948)	933	933	2,881
$102.00	2,019	(2,019)	1,029	1,029	3,048

     For dilutive earnings-per-share calculations, we will be required to include the dilutive effect, if applicable, of the net shares issuable under the 2.25% Notes and the Warrants as depicted in the table above under the heading “Potential EPS Dilution.” Although the Purchased Options have the economic benefit of decreasing the dilutive effect of the 2.25% Notes, for earnings per share purposes we cannot factor this benefit into our dilutive shares outstanding as their impact would be anti-dilutive.
     Stock Repurchases. We generally fund our stock repurchases from excess cash. In August 2008, our Board of Directors authorized us to repurchase a number of shares equivalent to the shares issued pursuant to our employee stock purchase plan on a quarterly basis. The Board of Directors also authorized us to repurchase up to $20.0 million of additional common shares. Pursuant to this authorization, a total of 37,300 shares were repurchased during 2008, at an average price of $20.76 per share, or approximately $0.8 million.
     In April 2007, our Board of Directors authorized the repurchase of up to $30.0 million of our common shares, and in August 2007, authorized the repurchase of up to an additional $30.0 million of our common shares. Pursuant to these authorizations, a total of 1,653,777 shares were repurchased at a cost of approximately $60.0 million, exhausting the combined authorizations.
     In March 2006, our Board of Directors authorized us to repurchase up to $42.0 million of our common stock, subject to management’s judgment and the restrictions of our various debt agreements. In June 2006, this authorization was replaced with a $50.0 million authorization concurrent with the issuance of the 2.25% Notes. In conjunction with the issuance of the 2.25% Notes, we repurchased 933,800 shares of our common stock at an average price of $53.54 per share, exhausting the entire $50.0 million authorization.
     In addition, under separate authorization, in March 2006, our Board of Directors authorized the repurchase of a number of shares equivalent to the shares issued pursuant to our employee stock purchase plan on a quarterly basis. Pursuant to this authorization, a total of 86,000 shares were repurchased during 2006, at a cost of approximately $4.6 million. Approximately $2.7 million of the funds for such repurchases came from employee contributions during the period. Further, a total of 75,000 shares were repurchased in March 2007, at a cost of approximately $3.0 million. All such funds came from employee contributions.
     Future repurchases are subject to the discretion of our Board of Directors after considering our results of operations, financial condition, cash flows, capital requirements, existing debt covenants, outlook for our business, general business conditions and other factors.
     Dividends. In 2008, our Board of Directors declared dividends of $0.14 per common share for the fourth quarter of 2007, as well as the first two quarters of 2008. In addition, the Board of Directors declared a dividend of $0.05 per common share for the third quarter of 2008. These dividend payments on our outstanding common stock and common stock equivalents totaled $11.0 million in 2008. On February 19, 2009, our Board of Directors indefinitely suspended the cash dividend. In 2007, our Board of Directors declared dividends of $0.14 per common share for the fourth quarter of 2006 and the first three quarters of 2007. These dividend payments on our outstanding common stock and common stock equivalents totaled $13.3 million. During 2006, our Board of Directors declared dividends of $0.13 per common share for the fourth quarter of 2005 and $0.14 per common share for the first, second and third quarters of 2006. These dividend payments on our outstanding common stock and common stock equivalents totaled approximately $13.4 million for the year ended December 31, 2006. Prior to 2006, we had never declared or paid dividends on our common stock.
     The payment of dividends is subject to the discretion of our Board of Directors after considering the results of operations, financial condition, cash flows, capital requirements, outlook for our business, general business conditions and other factors. Provisions of our credit facilities and our senior subordinated notes require us to maintain certain financial ratios and limit the amount of disbursements we may make outside the ordinary course of business. These include limitations on the payment of cash dividends and on stock repurchases, which are limited to a percentage of cumulative net income. As of December 31, 2008, our 8.25% Notes were the most restrictive agreement with respect to such limits. This amount will increase or decrease in future periods by adding to the current limitation the sum of 50% of our consolidated net income, if positive, and 100% of equity issuances, less actual dividends or stock repurchases completed in each quarterly period. Our Revolving Credit Facility matures in 2012 and our 8.25% Notes mature in 2013.
Contractual Obligations
     The following is a summary of our contractual obligations as of December 31, 2008:

	Payments Due by Period
Contractual Obligations	Total	< 1 Year	1-3 Years	3-5 Years	Thereafter
	(In thousands)
Floorplan notes payable	$822,272	$822,272	$—	$—	$—
Long-term debt obligations(1)	$632,868	$13,594	$57,645	$281,583	$280,046
Estimated interest payments on floorplan notes payable(2)	$6,097	$6,097	$—	$—	$—
Estimated interest payments on long-term debt obligations(3)	$171,403	$15,519	$31,038	$22,418	$102,428
Operating leases	$442,768	$53,133	$102,535	$94,475	$192,625
Purchase commitments(4)	$23,808	$16,533	$7,223	$28	$24

Total	$2,099,216	$927,148	$198,441	$398,504	$575,123

(1)	Includes $17.3 million of outstanding letters of credit.

(2)	Estimated interest payments were calculated using the floorplan balance and weighted average interest rate at December 31, 2008, and the assumption that these liabilities would be settled within 90 days which approximates our weighted average inventory days outstanding.

(3)	Estimated interest payments on long-term debt obligations includes fixed rate interest on our 8.25% Notes due 2013, 2.25% Notes due 2036, variable rate interest on our Real Estate Mortage Facility due 2012, and the Acquistion Line of our Revolving Credit Facility due 2012.

(4)	Includes capital expenditures, IT commitments and other.
     We, acting through our subsidiaries, are the lessee under many real estate leases that provide for our use of the respective dealership premises. Generally, our real estate and facility leases have 30-year total terms with initial terms of 15 years and three additional five-year terms, at our option. Pursuant to these leases, our subsidiaries generally agree to indemnify the lessor and other parties from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities, or a breach of the lease by the lessee. Additionally, from time to time, we enter into agreements in connection with the sale of assets or businesses in which we agree to indemnify the purchaser, or other parties, from certain liabilities or costs arising in connection with the assets or business. Also, in the ordinary course of business in connection with purchases or sales of goods and services, we enter into agreements that may contain indemnification provisions. In the event that an indemnification claim is asserted, liability would be limited by the terms of the applicable agreement.
     From time to time, primarily in connection with dealership dispositions, our subsidiaries assign or sublet to the dealership purchaser the subsidiaries’ interests in any real property leases associated with such stores. In general, our subsidiaries retain responsibility for the performance of certain obligations under such leases to the extent that the assignee or sublessee does not perform, whether such performance is required prior to or following the assignment or subletting of the lease. Additionally, we and our subsidiaries generally remain subject to the terms of any guarantees made by us and our subsidiaries in connection with such leases. Although we generally have indemnification rights against the assignee or sublessee in the event of non-performance under these leases, as well as certain defenses, and we presently have no reason to believe that we or our subsidiaries will be called on to perform under any such assigned leases or subleases, we estimate that lessee rental payment obligations during the remaining terms of these leases are approximately $31.4 million at December 31, 2008. We and our subsidiaries also may be called on to perform other obligations under these leases, such as environmental remediation of the leased premises or repair of the leased premises upon termination of the lease, although we presently have no reason to believe that we or our subsidiaries will be called on to so perform and such obligations cannot be quantified at this time. Our exposure under these leases is difficult to estimate and there can be no assurance that any performance by us or our subsidiaries required under these leases would not have a material adverse effect on our business, financial condition and cash flows.